UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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Valley National Bancorp

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1455 Valley Road

Wayne, New Jersey 07470

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held, Wednesday, April 18, 2012

To Our Shareholders:

We invite you to the Annual Meeting of Shareholders of Valley National Bancorp (“Valley”) to be held at the Teaneck Marriott at Glen Pointe, 100 Frank W Burr Boulevard, Teaneck, New Jersey, on Wednesday, April 18, 2012 at 10:00 a.m., local time to vote on the following matters:

1.	Election of 17 directors.

2.	An advisory vote on executive compensation.

3.	Ratification of the appointment of KPMG LLP as Valley’s independent registered public accounting firm for the fiscal year ending December 31, 2012.

Only shareholders of record at the close of business on February 21, 2012 are entitled to notice of, and to vote at the meeting. Your vote is very important. Whether or not you plan to attend the meeting, please execute and return the enclosed proxy card in the envelope provided or submit your proxy by telephone or the internet as instructed on the enclosed proxy card. The prompt return of your proxy will save Valley the expense of further requests for proxies.

Attendance at the meeting is limited to shareholders or their proxy holders and Valley guests. Only shareholders or their valid proxy holders may address the meeting. Please allow ample time for the admission process. See information on page 2 – “Annual Meeting Attendance.”

Important notice regarding the availability of proxy materials for the 2012 Annual Meeting of Shareholders: This Proxy Statement for the 2012 Annual Meeting of Shareholders, our 2011 Annual Report to Shareholders and the proxy card or voting instruction form are available on our website at: http://www.valleynationalbank.com/filings.html.

We appreciate your participation and interest in Valley.

Sincerely,

Alan D. Eskow	Gerald H. Lipkin
Corporate Secretary	Chairman, President and Chief Executive Officer

Wayne, New Jersey

March 9, 2012

i

VALLEY NATIONAL BANCORP

1455 Valley Road

Wayne, New Jersey 07470

PROXY STATEMENT

GENERAL INFORMATION

We are providing this proxy statement in connection with the solicitation of proxies by the Board of Directors of Valley National Bancorp (“Valley,” the “Company,” “we,” “our” and “us”) for use at Valley’s 2012 Annual Meeting of Shareholders (the “Annual Meeting”) and at any adjournment of the meeting. You are cordially invited to attend the meeting, which will be held at the Teaneck Marriott at Glen Pointe, 100 Frank W Burr Boulevard, Teaneck, New Jersey, on Wednesday, April 18, 2012 at 10:00 a.m., local time. This proxy statement is first being mailed to shareholders on or about March 9, 2012.

SHAREHOLDERS ENTITLED TO VOTE. The record date for the meeting is February 21, 2012. Only holders of common stock of record at the close of business on that date are entitled to vote at the meeting.

On the record date there were 187,587,473 shares of common stock outstanding. Each share is entitled to one vote on each matter properly brought before the meeting.

HOUSEHOLDING. When more than one holder of our common stock shares the same address, we may deliver only one annual report and one proxy statement to that address unless we have received contrary instructions from one or more of those shareholders. Similarly, brokers and other intermediaries holding shares of Valley common stock in “street name” for more than one beneficial owner with the same address may deliver only one annual report and one proxy statement to that address if they have received consent from the beneficial owners of the stock.

We will deliver promptly upon written or oral request a separate copy of the annual report and proxy statement to any shareholder, including a beneficial owner of stock held in “street name,” at a shared address to which a single copy of either of those documents was delivered. To receive additional copies of our annual report and proxy statement, you may call or write Dianne M. Grenz, First Senior Vice President, Valley National Bancorp, at 1455 Valley Road, Wayne, New Jersey 07470, telephone (973) 305-3380 or e-mail her at dgrenz@valleynationalbank.com. You may also contact us at the same address if your household receives multiple copies of our annual report and proxy statement and you would like to request future delivery of a single copy.

PROXY MATERIALS. The 2012 notice of annual meeting of shareholders, this proxy statement, the Company’s 2011 annual report to shareholders and the proxy card or voting instruction form are referred to as our “proxy materials”, and are available electronically at the following weblink: http://www.valleynationalbank.com/filings.html.

You may also contact Ms. Grenz at the address or telephone number above if you are a shareholder of record of Valley and you wish to receive a separate annual report and proxy statement in the future, or if you are currently receiving multiple copies of our annual report and proxy statement and want to request delivery of a single copy in the future. If your shares are held in “street name” and you want to increase or decrease the number of copies of our annual report and proxy statement delivered to your household in the future, you should contact the broker or other intermediary who holds the shares on your behalf.

PROXIES AND VOTING PROCEDURES. Your vote is important and you are encouraged to vote your shares promptly. Each proxy submitted will be voted as directed. However, if a proxy solicited by the Board of Directors does not specify how it is to be voted, it will be voted as the Board recommends – that is:

—	Item 1 – FOR the election of the 17 nominees for director named in this proxy statement;

—	Item 2 – FOR the approval, on an advisory basis, of the compensation of our named executive officers; and

—	Item 3 – FOR the ratification of the appointment of KPMG LLP.

We are offering you three alternative ways to vote your shares:

BY MAIL. To vote your proxy by mail, please sign your name exactly as it appears on your proxy card, date, and mail your proxy card in the envelope provided as soon as possible.

BY TELEPHONE. If you wish to vote by telephone, call toll-free 1-800-776-9437 and follow the voice instructions. Have your proxy card available when you call.

BY INTERNET. If you wish to vote using the internet, you can access the web page at www.voteproxy.com and follow the on-screen instructions. Have your proxy card available when you access the web page.

Regardless of the method that you use to vote, you will be able to vote in person or revoke your proxy if you follow the instructions provided below in the sections entitled “Voting in Person” and “Revoking Your Proxy”.

If you are a participant in the Company’s Dividend Reinvestment Plan, the shares that are held in your dividend reinvestment account will be voted in the same manner as your other shares, whether you vote by mail, by telephone or by internet.

If you are an employee or former employee of the Company, and participate in our Savings and Investment Plan (a 401(k) plan with an employee stock ownership feature – “KSOP”), you will receive one proxy card representing the total shares you own through this plan. The proxy card will serve as a voting instruction card for the trustee of the plan where all accounts are registered in the same name. If you own shares through the KSOP and do not vote, the plan trustee will vote the plan shares for which voting instructions are received in the proportion for which instructions for such shares were received under the plan. The plan trustee will also vote the unvoted shares (for which instructions were not received) in the same proportion as shares for which instructions were received under the plan. Therefore, if you are a participant in the KSOP and vote your shares, the trustee will use your vote when determining the proportion.

VOTING IN PERSON. The method by which you vote will not limit your right to vote at the meeting if you later decide to attend in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy executed in your favor from the holder of record to be able to vote at the meeting. If you submit a proxy and then wish to change your vote or vote in person at the meeting, you will need to revoke the proxy that you have submitted.

REVOKING YOUR PROXY. You can revoke your proxy at any time before it is exercised by:

—	Delivery of a properly executed, later-dated proxy; or

—	A written revocation of your proxy.

A later-dated proxy or written revocation must be received before the meeting by the Corporate Secretary of the Company, Alan D. Eskow, Valley National Bancorp, at 1455 Valley Road, Wayne, New Jersey 07470, or it must be delivered to the Corporate Secretary at the meeting before proxies are voted. You may also revoke your proxy by submitting a new proxy via telephone or the internet. You will be able to change your vote as many times as you wish prior to the Annual Meeting and the last vote received chronologically will supersede any prior votes.

QUORUM REQUIRED TO HOLD THE ANNUAL MEETING. The presence, in person or by proxy, of the holders of a majority of the shares entitled to vote generally for the election of directors is necessary to constitute a quorum at the meeting. Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary power with respect to that item and has not received instructions from the beneficial owner.

REQUIRED VOTE.

—

Directors will be elected by a plurality of the votes cast at the meeting. Thus, an abstention or a broker “non-vote” will have no effect on the outcome of the vote on election of directors at the meeting.

—

The advisory vote on executive compensation requires a majority of the votes cast be FOR the proposal. Abstentions and broker “non-votes” are not counted as votes cast and will have no effect on the outcome.

—

The ratification of the appointment of KPMG LLP will be approved if a majority of the votes cast are FOR the proposal. Abstentions and broker “non-votes” will have no impact on the ratification of KPMG LLP.

ANNUAL MEETING ATTENDANCE. Only shareholders or their proxy holders and Valley guests may attend the annual meeting. For registered shareholders, an admission ticket is attached to your proxy card. Please detach and bring the admission ticket with you to the meeting. If your shares are held in street name, you must bring to the meeting evidence of your stock ownership indicating that you beneficially owned the shares on the record date for voting and a valid form of photo identification to be allowed access.

METHOD AND COST OF PROXY SOLICITATION. This proxy solicitation is being made by our Board of Directors and we will pay the cost of soliciting proxies. Proxies may be solicited by officers, directors and employees of the Company in person, by mail, telephone, facsimile or other electronic means. We will not specially compensate those persons for their solicitation activities. In accordance with the regulations of the Securities and Exchange Commission (SEC) and the New York Stock Exchange (NYSE), we will reimburse brokerage firms and other custodians, nominees and fiduciaries for their expense incurred in sending proxies and proxy materials to their customers who are beneficial owners of Valley common stock. We are paying Phoenix Advisory Partners a fee of $8,500 plus out of pocket expenses to assist with solicitation of proxies.

ITEM 1

ELECTION OF DIRECTORS

DIRECTOR INFORMATION

We are asking you to vote for the election of directors. Under our by-laws, the Board of Directors (the “Board”) fixes the exact number of directors, with a minimum of 5 and a maximum of 25. Presently, the Board consists of 18 members, however, Directors Robinson Markel’s and Richard S. Miller’s terms will expire at the time of the Annual Meeting in accordance with Valley’s Corporate Governance Guidelines and Mr. Peter Baum is being nominated to the board. Mr. Baum was nominated to the Board based on the recommendation of Mr. Lipkin. Mr. Baum serves on Valley National Bank’s Advisory Board and his father is a former Valley Board member. As a result, the number of directors will be fixed by the Board at 17 effective as of the date of the Annual Meeting.

The persons named on the proxy card intend to vote the proxies FOR the election of the 17 persons named below (unless the shareholder otherwise directs). If, for any reason, any nominee becomes unavailable for election and the Board selects a substitute nominee, the proxies will be voted for the substitute nominee selected by the Board. The Board has no reason to believe that any of the named nominees is not available or will not serve if elected. The Board retains the right to reduce the number of directors to be elected if any nominee is not available to be elected.

Each candidate for director has been nominated to serve a one-year term until our 2013 annual meeting and thereafter until the person’s successor has been duly elected and qualified. In considering a nominee as a Valley director, the Board seeks to ensure that the Board is composed of members whose particular experience, qualifications, attributes and skills, as a whole can satisfy its supervision responsibilities effectively. To accomplish this, specific guidelines are set by the Nominating and Corporate Governance Committee, further discussed below under the Corporate Governance section.

Set forth below are the names and ages of the Board’s nominees for election; the nominees’ position with the Company (if any); the principal occupation or employment of each nominee for at least the past five years; the period during which each nominee has served as our director; any other directorships during the past five years (if any) held by the nominee with companies registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of the Exchange Act or registered as an investment company under the Investment Company Act of 1940; and other biographical information for each individual director. In addition, described below is each director nominee’s particular experience, qualification, attributes or skills that has led the Board to conclude that the person should serve as a director of Valley.

Gerald H. Lipkin, 71, Chairman of the Board, President and Chief Executive Officer of Valley National Bancorp and Valley National Bank. Director since 1986.

Mr. Lipkin began his career at Valley in 1975 as a Senior Vice President and lending officer, and has spent his entire business career directly in the banking industry. He became CEO and Chairman of Valley in 1989. Prior to joining Valley, he spent 13 years in various positions with the Comptroller of the Currency as a bank examiner and then Deputy Regional Administrator for the New York region. Mr. Lipkin is a graduate of Rutgers University where he earned a Bachelor’s Degree in Economics. He received a Master’s Degree in Business Administration in Banking and Finance from New York University. He is also a graduate from the Stonier School of Banking. Mr. Lipkin’s education, his lending and commercial banking background for over 48 years in conjunction with his leadership ability make him a valuable member of our Board of Directors.

Andrew B. Abramson, 58, President and Chief Executive Officer, Value Companies, Inc. (a real estate development and property management firm). Director since 1994.

Mr. Abramson is a licensed real estate broker in the States of New Jersey and New York. He graduated from Cornell University with a Bachelor’s Degree, and a Master’s Degree, both in Civil Engineering. With 32 years as a business owner, an investor and developer in real estate, he brings management, financial, and real estate market experience and expertise to Valley’s Board of Directors.

Peter J. Baum, 56, Chief Financial Officer and Chief Operating Officer, Essex Manufacturing, Inc. (manufacturer, importer and distributor of consumer products). Director since 2012.

Mr. Baum joined Essex Manufacturing, Inc. in 1978 as an Asian sourcing manager. Essex Manufacturing, Inc. has been in business over 50 years and imports various consumer products from Asia. Essex distributes these products to large retail customers in the U.S. and globally. Mr. Baum graduated from The Wharton School at the University of Pennsylvania in 1978 with a B.S. in Economics. Mr. Baum brings over 30 years of business experience including as a business owner for 15 years. Mr. Baum also brings financial experience and expertise to Valley’s Board of Directors.

Pamela R. Bronander, 55, Vice President, KMC Mechanical, Inc.; President, Kaye Mechanical Contractors LLC (mechanical contractor). Director since 1993.

Ms. Bronander has full managerial responsibility for the financial and legal aspects of two mechanical contracting companies, KMC Mechanical, Inc. and Kaye Mechanical Contractors LLC. Ms. Bronander was formerly an officer of Scandia Packaging Machinery Company. She graduated with a Bachelor’s Degree in Economics from Lafayette College. Ms. Bronander brings years of general business, managerial, and financial expertise to Valley’s Board of Directors.

Peter Crocitto, 54, Senior Executive Vice President, Chief Operating Officer of Valley National Bancorp and Valley National Bank. Director since 2011.

Mr. Crocitto joined Valley in 1977 and has held positions in various departments throughout the bank such as Consumer Lending, Retail Banking, MIS, Business Development and Operations. He was promoted to Executive Vice President in 1996 and assumed the title of Chief Operating Officer in 2008. Mr. Crocitto received his Bachelor’s Degree from Montclair State University and his Master’s Degree from Fairleigh Dickinson University. He is also a graduate of the Stonier School of Banking. Mr. Crocitto’s extensive management experience and leadership during his 34 years of experience at Valley is an asset to the Board.

Eric P. Edelstein, 62, Consultant. Director since 2003. Other directorships: Aeroflex Incorporated. Computer Horizon Corp.

Mr. Edelstein is a former Director of Aeroflex, Incorporated and Computer Horizon Corp.; former Executive Vice President and Chief Financial Officer of Griffon Corporation (a diversified management and holding company), and a former Managing Partner at Arthur Andersen LLP (an accounting firm). Mr. Edelstein was employed by Arthur Andersen LLP for 30 years and held various roles in the accounting and audit division, as well as the management consulting division. He received his Bachelor’s Degree in Business Administration and his Master’s Degree in Professional Accounting from Rutgers University. With 26 years of experience as a practicing CPA, Mr. Edelstein brings in depth knowledge of generally accepted accounting and auditing standards to our Board. He has worked with audit committees and boards of directors in the past and provides Valley’s Board of Directors with extensive experience in auditing and preparation of financial statements.

Alan D. Eskow, 63, Senior Executive Vice President, Chief Financial Officer and Corporate Secretary of Valley National Bancorp and Valley National Bank. Director since 2011.

Mr. Eskow joined Valley in 1990 as a Vice President in the Financial Administration Department. He is a licensed CPA in New Jersey and a member of both the American Institute of CPA’s and the New Jersey State Society of CPA’s. Mr. Eskow was designated the Controller in 1998 and Chief Financial Officer in 2000. Mr. Eskow also worked a number of years in public accounting, as an executive in a savings and loan and years financing multi-family properties. Mr. Eskow received his Bachelor’s Degree from Long Island University and is also a graduate of the Stonier Graduate School of Banking. Mr. Eskow’s 21 years of experience at Valley has provided Mr. Eskow with extensive banking and related financial management and accounting expertise which he brings to Valley’s Board of Directors.

Mary J. Steele Guilfoile, 57, Chairman of MG Advisors, Inc. (financial services merger and acquisition advisory and consulting firm).
Director since 2003.
Other directorships: Interpublic Group of Companies, Inc., Viasys Healthcare, Inc. (now part of CareFusion Corporation).

Ms. Guilfoile is the former Executive Vice President and Corporate Treasurer of J.P. Morgan Chase & Co. (a global financial services firm) and a former Partner, Chief Financial Officer and Chief Operating Officer of The Beacon Group, LLC (a private equity, strategic advisory and wealth management partnership). Ms. Guilfoile is also a Partner of The Beacon Group L.P. (a private investment group), a CPA, Chairman of the Audit Committee of Interpublic Group of companies, Inc., and was Chairman of the Audit committee of Viasys Healthcare, Inc. She received her Bachelor’s Degree in Accounting from Boston College Carroll School of Management and her Master’s Degree in Business Administration with concentrations in strategic marketing and finance from Columbia University Graduate School of Business. With her wide range of professional experience and knowledge, Ms. Guilfoile brings a variety of business experience in corporate governance, risk management, accounting, auditing, investment and management expertise to Valley’s Board of Directors.

Graham O. Jones*, 67, Partner and Attorney, at law firm of Jones & Jones. Director since 1997.

Mr. Jones has been practicing law since 1969, with an emphasis on banking law since 1980. He has been a Partner of Jones & Jones since 1982 and served as the former President and Director of Hoke, Inc., (manufacturer and distributor of fluid control products). He was a Director and General Counsel for 12 years at Midland Bancorporation, Inc., and Midland Bank & Trust Company. Mr. Jones was a partner at Norwood Associates II for 10 years and was a President and Director for Adwildon Corporation (bank holding company). Mr. Jones received his Bachelor’s Degree from Brown University and his Juris Doctor Degree from the University of North Carolina School of Law. With his business and banking affiliations, including partnerships and directorships, as well as professional and civic affiliations, he brings a long history of banking law expertise and a variety of business experience and professional achievements to Valley’s Board of Directors.

Walter H. Jones, III*, 69, Retired. Director since 1997.

Mr. Jones served as the Executive Chairman of the Board of Directors of Hoke, Inc. from 1983 to 1998. For 12 years he was the Chairman of the Board for Midland Bancorporation, Inc. and Midland Bank & Trust Company where he also served as acting Chief Executive Officer for an interim period. Prior to this, he was a practicing attorney in New Jersey for 15 years. He received a Bachelor’s Degree from Williams College, a Bachelor of Law Degree from Columbia Law School and a Master of Law Degree from New York University. He brings management experience, legal and business knowledge to Valley’s Board of Directors.

Gerald Korde, 68, President, Birch Lumber Company, Inc. (wholesale and retail lumber distribution company). Director since 1989.

Mr. Korde is the owner of Birch Lumber Company, Inc. and has various business interests including real estate investment projects with Chelsea Senior Living and Inglemoor Care Center of Livingston. He earned a Bachelor’s Degree in Finance from the University of Cincinnati. Mr. Korde’s background as a former owner and manager of motels provides a long history of entrepreneurship and managerial knowledge that provides value to Valley’s Board of Directors.

Michael L. LaRusso, 66, Financial Consultant. Director since 2004.

Mr. LaRusso is a former Executive Vice President and a Director of Corporate Monitoring Group at Union Bank of California. He held various positions as a federal bank regulator with the Comptroller of the Currency for 23 years and assumed a senior bank executive role for 15 years in large regional and/or multinational banking companies (including Wachovia, Citicorp and Union Bank of California). He holds a Bachelor’s Degree in Finance from Seton Hall University and he is also a graduate from the Stonier School of Banking. Mr. LaRusso’s extensive management and leadership experience with these financial institutions positions him well to serve on Valley’s Board of Directors.

Marc J. Lenner, 46, Chief Executive Officer and Chief Financial Officer of Lester M. Entin Associates (a real estate development and management company). Director since 2007.

Mr. Lenner became the Chief Executive Officer and Chief Financial Officer at Lester M. Entin Associates in January 2000 after serving in various other executive positions within the Company. He has experience in multiple areas of commercial real estate markets throughout the country (with a focus in the New York tri-state area), including management, acquisitions, financing, development and leasing. Mr. Lenner is the Co-Director of a charitable foundation where he manages a multi-million dollar equity and bond portfolio. Prior to Lester M. Entin Associates, he was employed by Hoberman Miller Goldstein and Lesser, P.C., an accounting firm. He attended Muhlenberg College where he earned a Bachelor’s Degree in both Business Administration and Accounting. With Mr. Lenner’s vast financial and professional background, he provides management, finance and real estate experience to Valley’s Board of Directors.

Barnett Rukin, 71, Chief Executive Officer, SLX Capital Management (asset manager). Director since 1991.

Mr. Rukin was the Chief Executive Officer of Short Line (a regional bus line) for 15 years and Regional Chief Executive Officer at Coach USA for two years. Since 2000 he has been Chief Executive Officer of SLX Capital Management LLC. Mr. Rukin has in-depth knowledge of real estate, federal, state and local business regulations, and human resources, investments, and insurance (including auto, property and casualty insurance). He holds a Bachelor’s Degree in Economics from Cornell University. Mr. Rukin brings 50 years of knowledge and management experience in all aspects of a service organization to Valley’s Board of Directors.

Suresh L. Sani, 47, President, First Pioneer Properties, Inc. (a privately-owned commercial real estate management company). Director since 2007.

Mr. Sani is a former associate at the law firm of Shea & Gould. As president of First Pioneer Properties, Inc., he is responsible for the acquisition, financing, developing, leasing and managing of real estate assets. He has over 20 years of experience in managing and owning commercial real estate in Valley’s lending area. Mr. Sani received his Bachelor’s Degree from Harvard College and a Juris Doctor Degree from the New York University School of Law. He brings a legal background, small business network management and real estate expertise to Valley’s Board of Directors.

Robert C. Soldoveri, 58, Owner/Manager of Solan Management, LLC (an investment property management firm). Director since 2008. Other directorships: Greater Community Bancorp.

Mr. Soldoveri is the Owner and Manager of Solan Management, LLC; a General Partner of Union Boulevard Realty, LLC; General Partner of Anjo Realty LLC and a General Partner of Portledge Realty. Prior to his affiliation with Solan Management, he ran and operated Northeast Equipment Transport, Inc., a heavy equipment operating company and S&S Material Handling, which provided services to land developers and building contractors. Before joining Valley’s Board, Mr. Soldoveri served as a Director of Greater Community Bancorp and Greater Community Bank since 2001. He attended the University of Scranton, where he studied accounting and psychology. Mr. Soldoveri brings to Valley’s Board of Directors demonstrated leadership and experience with a wide array of real estate, corporate financing and operational matters.

Jeffrey S. Wilks, 52, Principal and Executive Vice President of Spiegel Associates (a private real estate ownership and development company).

Director since 2012.

Other directorships: State Bancorp, Inc.

Mr. Wilks served as a director of State Bancorp, Inc. from 2001 to 2011 and was appointed to Valley’s Board of Directors in connection with Valley’s acquisition of State Bancorp, Inc., effective January 1, 2012. From 1992 to 1995 Mr. Wilks was an Associate Director of Sandler O’Neill, an investment bank specializing in the banking industry. Prior thereto, from 1981, Mr. Wilks was a Vice President of Corporate Finance at NatWest USA and Vice President of NatWest USA Capital Corp. and NatWest USA Equity Corp., each an investment affiliate of NatWest USA. Mr. Wilks serves on the board of directors of the New Cassell Business Association and is a member of the board, Trustee of Central Synagogue, New York, and treasurer of the Museum at Eldridge Street. Mr. Wilks served as Director of the Banking and Finance Committee of UJA from 1991 to 2001. Valley’s Board of Directors believes that Mr. Wilks’ experience in banking, finance and investments qualifies him to serve on the Board. Mr. Wilks earned his BSBA in Accounting and Finance from Boston University.

*	Mr. Graham Jones and Mr. Walter Jones are brothers.

RECOMMENDATION AND VOTE REQUIRED ON ITEM 1

THE VALLEY BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE NOMINATED SLATE OF DIRECTORS. DIRECTORS ARE ELECTED BY A PLURALITY OF THE VOTES CAST.

ITEM 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act enacted in July 2010 (the “Dodd-Frank Act”), Valley’s shareholders are entitled to vote at the Annual Meeting to approve the compensation of our named executive officers, as disclosed in this proxy statement. Pursuant to the Dodd-Frank Act, the shareholder vote on executive compensation is an advisory vote only, and it is not binding on Valley or the Board of Directors.

The Company’s goal for its executive compensation program is to reward executives who provide leadership for and contribute to our financial success. The Company seeks to accomplish this goal in a way that is aligned with the long-term interests of the Company’s shareholders. The Company believes that its executive compensation program satisfies this goal.

The Compensation Discussion and Analysis beginning on page 22 of this Proxy Statement, describes the Company’s executive compensation program and the decisions made by the Compensation and Human Resources Committee in 2011 and early 2012 in detail.

The Company requests shareholder approval of the compensation of the Company’s named executive officers as disclosed pursuant to the SEC’s compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and narrative discussion).

As an advisory vote, this proposal is not binding upon the Board of Directors or the Company. However, the Compensation and Human Resources Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by shareholders in their vote on this proposal, and will consider the outcome of the vote when making future compensation decisions for named executive officers.

RECOMMENDATION AND VOTE REQUIRED FOR ITEM 2

THE VALLEY BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE NON-BINDING APPROVAL OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS DETERMINED BY THE COMPENSATION AND HUMAN RESOURCES COMMITTEE AS DISCLOSED PURSUANT TO SEC’S COMPENSATION DISCLOSURE RULES (INCLUDING THE COMPENSATION DISCUSSION AND ANALYSIS, COMPENSATION TABLES AND NARRATIVE DISCUSSION). THE VOTE OF A MAJORITY OF THE VOTES CAST “FOR” THE PROPOSAL WILL CONSTITUTE APPROVAL OF THIS ADVISORY PROPOSAL.

ITEM 3

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit and Risk Committee has appointed KPMG LLP to audit Valley’s financial statements for 2012. We are asking you to ratify that appointment.

KPMG audited our books and records for the years ended December 31, 2009, 2010 and 2011. The fees billed for services rendered to us by our independent registered public accounting firm for the years ended December 31, 2011 and 2010 were as follows:

	2011	2010
Audit fees	$897,000	$872,000
Audit-related fees (1)	145,500	56,000
Tax fees (2)	101,096	24,570
All other fees (3)	45,200	0
Total	$1,188,796	$952,570

(1)

Includes fees paid for benefit plan audits, for 2011 issuance of consent relating to the Company’s registration statement filing in connection with the acquisition of State Bancorp, Inc., and comfort letter in connection with the TARP participation billed in 2011.

(2)	Includes fees rendered in connection with tax services relating to state and local matters.
(3)	Fees paid to review and validate a financial software system.

The Audit and Risk Committee adopted a formal policy concerning the pre-approval of audit and non-audit services to be provided by its independent accountants to Valley. The policy requires that all services to be performed by KPMG, Valley’s independent accountants, including audit services, audit-related services and permitted non-audit services, be pre-approved by the Audit and Risk Committee. Specific services being provided by the independent accountants are regularly reviewed in accordance with the pre-approval policy. At each subsequent Audit and Risk Committee meeting, the Committee receives updates on the services actually provided by the independent accountants, and management may also present additional services for approval. All services rendered by KPMG are permissible under applicable laws and regulations, and the Audit and Risk Committee pre-approved all audit, audit-related and non-audit services performed by KPMG during fiscal 2011. Representatives of KPMG will be available at the annual meeting and will have the opportunity to make a statement and answer appropriate questions from shareholders regarding 2011 financial results.

RECOMMENDATION AND VOTE REQUIRED ON ITEM 3

THE VALLEY BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF KPMG AS VALLEY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2012. RATIFICATION OF THE APPOINTMENT OF KPMG REQUIRES A MAJORITY OF THE VOTES CAST BE “FOR” THE PROPOSAL.

REPORT OF THE AUDIT AND RISK COMMITTEE

February 22, 2012

To the Board of Directors of Valley National Bancorp:

Management is responsible for the preparation, presentation and integrity of the Company’s financial statements, accounting and financial reporting principles, internal controls, and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. The Company’s independent registered public accounting firm, KPMG LLP, performs an annual independent audit of the financial statements and expresses an opinion on the conformity of those financial statements with U.S. generally accepted accounting principles.

The following is the report of the Audit and Risk Committee with respect to the audited financial statements for fiscal 2011. With respect to fiscal year 2011, the Audit and Risk Committee has:

—	reviewed and discussed Valley’s audited financial statements with management and KPMG;

—	discussed with KPMG the scope of its services, including its audit plan;

—	reviewed Valley’s internal control procedures;

—

discussed with KPMG the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

—

received the written disclosures and the letter from KPMG required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit and Risk Committee concerning independence, and discussed with KPMG their independence from management and Valley; and

—	approved the audit and non-audit services provided during fiscal 2011 by KPMG.

Based on the foregoing review and discussions, the Audit and Risk Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for fiscal 2011.

Pursuant to Section 404 of the Sarbanes-Oxley Act, management is required to prepare as part of the Company’s 2011 Annual Report on Form 10-K, a report by management on its assessment of the Company’s internal control over financial reporting, including management’s assessment of the effectiveness of such internal control. KPMG is also required by Section 404 to prepare and include as part of the Company’s 2011 Annual Report on Form 10-K, the auditors’ attestation report on management’s assessment. During the course of 2011, management regularly discussed the internal control review and assessment process with the Audit and Risk Committee, including the framework used to evaluate the effectiveness of such internal control, and at regular intervals updated the Audit and Risk Committee on the status of this process and actions taken by management to respond to issues identified during this process. The Audit and Risk Committee also discussed this process with KPMG. Management’s assessment report and the auditor’s attestation report are included as part of the 2011 Annual Report on Form 10-K.

Andrew B. Abramson, Committee Chairman

Eric P. Edelstein, Vice Chairman

Pamela R. Bronander

Gerald Korde

Michael L. LaRusso

Marc J. Lenner

Suresh L. Sani

CORPORATE GOVERNANCE

Our business and affairs are managed under the direction of the Board of Directors. Members of the Board are kept informed of Valley’s business through discussions with the Chairman and our other officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees. In this regard, to further educate directors about Valley and assist committees in their work, committees are encouraged to invite non-member directors to attend committee meetings to learn about the workings of the Board. All members of the Board also served as directors of our subsidiary bank, Valley National Bank (the “Bank”), during 2011. It is our policy that all directors attend the annual meeting absent a compelling reason, such as family or medical emergencies. In 2011, all directors then serving attended our annual meeting.

Our Board of Directors believes that the purpose of corporate governance is to ensure that we maximize shareholder value in a manner consistent with legal requirements and safe and sound banking principles. The Board has adopted corporate governance practices which the Board and senior management believe promote this purpose. Periodically, these governance practices, as well as the rules and listing standards of NASDAQ and the NYSE and the regulations of the SEC, are reviewed by senior management, outside expert legal counsel and the Board.

BOARD LEADERSHIP STRUCTURE AND THE BOARD’S ROLE IN RISK OVERSIGHT.  Valley is led by Mr. Gerald Lipkin, who has served as our Chairman and CEO since 1989. Our Board is currently comprised of Mr. Lipkin and 17 other directors, of whom 10 are independent under NYSE and NASDAQ guidelines. The Board has three standing independent committees with separate chairpersons – the Audit and Risk Committee, a Nominating and Corporate Governance Committee, and a Compensation and Human Resources Committee. Our Audit and Risk Committee is responsible for overseeing risk management, and our full board regularly engages in discussions of risk management and receives reports on risk from our executive management, other company officers and the chair of the Audit and Risk Committee. Each of our other board committees also considers the risk within its area of responsibilities. We do not have a lead director, but our corporate governance guidelines provide that our non-management directors will meet in executive session at least once a year and that the three chairs of our board committees will rotate in presiding at these executive sessions.

We have employed the same basic leadership structure since Mr. Lipkin became Chairman and CEO in 1989. We believe that this leadership structure has been effective. Our corporate leadership structure is commonly utilized by other public companies in the United States. We believe that having a combined chairman/CEO and independent chairpersons for each of our Board committees provides the right form of leadership. We have a single leader for our company who can present a consistent vision, and he is seen by our customers, business partners, investors and other stakeholders as providing strong leadership for Valley and to our industry. We believe that our Chairman/CEO together with the Audit and Risk Committee and the full board of directors, provide effective oversight of the risk management function.

DIRECTOR INDEPENDENCE.  The Board has determined that a majority of the directors and all current members of the Nominating and Corporate Governance, Compensation and Human Resources, and Audit and Risk Committees are “independent” for purposes of the independence standards of both the New York Stock Exchange and NASDAQ, and that all of the members of the Audit and Risk Committee are also “independent” for purposes of Section 10A(m)(3) of the Securities Exchange Act of 1934 and the independence standards of both the New York Stock Exchange and NASDAQ. The Board based these determinations primarily on a review of the responses of the directors to questions regarding employment and transaction history, affiliations and family and other relationships and on discussions with the directors. Our independent directors are: Andrew B. Abramson, Pamela R. Bronander, Eric P. Edelstein, Gerald Korde, Michael L. LaRusso, Marc J. Lenner, Robinson Markel, Richard S. Miller, Barnett Rukin and Suresh L. Sani. Mr. Markel’s and Mr. Miller’s terms as directors will expire at the Annual Meeting. Mr. Wilks is considered independent under NASDAQ rules but not under the New York Stock Exchange rules. We expect that Mr. Baum, if elected, will qualify as an independent director.

To assist in making determinations of independence, the Board has concluded that the following relationships are immaterial and that a director whose only relationships with the Company fall within these categories is independent:

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A loan made by the Bank to a director, his or her immediate family or an entity affiliated with a director or his or her immediate family, or a loan personally guaranteed by such persons if such loan (i) complies with federal regulations on insider loans, where applicable; and (ii) is not classified by the Bank’s credit risk department or independent loan review department, or by any bank regulatory agency which supervises the Bank;

—

A deposit, trust, insurance brokerage, investment advisory, securities brokerage or similar customer relationship between Valley or its subsidiaries and a director, his or her immediate family or an affiliate of his or her immediate family if such relationship is on customary and usual market terms and conditions;

—	The employment by Valley or its subsidiaries of any immediate family member of the director if the employee serves below the level of a senior vice president;

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Annual contributions by Valley or its subsidiaries to any charity or non-profit corporation with which a director is affiliated if the contributions do not exceed an aggregate of $30,000 in any calendar year;

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Purchases of goods or services by Valley or any of its subsidiaries from a business in which a director or his or her spouse or minor children is a partner, shareholder or officer, if the director, his or her spouse and minor children own five percent (5%) or less of the equity interests of that business and do not serve as an executive officer of the business; or

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Purchases of goods or services by Valley, or any of its subsidiaries, from a director or a business in which the director or his or her spouse or minor children is a partner, shareholder or officer if the annual aggregate purchases of goods or services from the director, his or her spouse or minor children or such business in the last calendar year does not exceed the greater of $120,000 or five percent (5%) of the gross revenues of the business.

The Board considered the following categories of items for each director it determined was independent:

Name	Loans*	Trust Services/Assets Under Management	Banking Relationship with VNB	Professional Services to Valley
Andrew B. Abramson	Commercial and Personal	Trust Services	Checking, Savings, Certificate of Deposit	None
Pamela R. Bronander	Commercial and Personal Line of Credit, Home Equity	None	Checking, Savings, Certificate of Deposit	None
Eric P. Edelstein	Residential Mortgage	None	Checking	None
Gerald Korde	Commercial, Commercial and Personal Line of Credit	Trust Services	Checking, Money Market	None
Michael L. LaRusso	None	None	Checking, Money Market, Safekeeping	None
Marc J. Lenner	Commercial Mortgage, Residential Mortgage, Personal Line of Credit and Home Equity	Trust Services	Checking, Money Market, Certificate of Deposit, IRA	None
Robinson Markel	None	None	Checking	Legal
Richard S. Miller	Home Equity Line of Credit	None	Checking, Savings	Legal
Barnett Rukin	Commercial and Home Mortgages, Line of credit	Assets Under Management	Checking, Safe Deposit Box	None
Suresh L. Sani	Commercial Mortgage	None	Checking, Money Market	None

*	In compliance with Regulation O.

EXECUTIVE SESSIONS OF NON-MANAGEMENT DIRECTORS.  Valley’s Corporate Governance Guidelines require the Board to provide for executive sessions with only independent, non-management directors participating. At least once a year, the Board holds an executive session including only independent, non-management directors. Valley’s Board has chosen to rotate the presiding director for each meeting among the respective chairmen of the Audit and Risk, Compensation and Human Resources, and Nominating and Corporate Governance Committees.

SHAREHOLDER AND INTERESTED PARTIES COMMUNICATIONS WITH DIRECTORS.  The Board of Directors has established the following procedures for shareholder or interested party communications with the Board of Directors or with the rotating chairman of the executive sessions of the non-management directors of the Board:

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Shareholders or interested parties wishing to communicate with the Board of Directors or with the presiding director of executive sessions, should send any communication to Valley National Bancorp, c/o Alan D. Eskow, Corporate Secretary, at 1455 Valley Road, Wayne, New Jersey 07470. Any such communication should state the number of shares owned by the shareholder.

—

The Corporate Secretary will forward such communication to the Board of Directors or, as appropriate, to the particular committee chairman; or to the then presiding director, unless the communication is a personal or similar grievance, a shareholder proposal or related communication, an abusive or inappropriate communication, or a communication not related to the duties or responsibilities of the Board of Directors; or of the non-management directors, in which case the

Corporate Secretary has the authority to determine the appropriate disposition of the communication. All such communications will be kept confidential to the extent possible.

—

The Corporate Secretary will maintain a log of, and copies of, all such communications for inspection and review by any Board member; or by the presiding director of executive sessions, and will regularly review all such communications with the Board or the appropriate committee chairman; or with the presiding director at the next meeting.

The Board of Directors has also established the following procedures for shareholder or interested party communications with the rotating chairman of the executive sessions of the non-management directors of the Board:

—

The Corporate Secretary will maintain a log of, and copies of, all such communications for inspection and review by the presiding director of executive sessions, and shall regularly review all such communications with the presiding director at the next meeting.

COMMITTEES OF THE BOARD OF DIRECTORS; BOARD OF DIRECTORS MEETINGS

In 2011, the Board of Directors maintained an Audit and Risk Committee, a Nominating and Corporate Governance Committee, and a Compensation and Human Resources Committee. Only independent directors serve on these committees. In addition to these committees, the Board also maintains a number of committees to oversee other areas of Valley’s operations. These include an Executive Committee, Investment Committee, a Pension/Savings & Investment Trustees Committee, Strategic Planning Committee and a Trust Committee, all of which have independent and non-independent directors, as permitted by the SEC, the NYSE and NASDAQ.

Each director attended 95% or more of the meetings of the Board of Directors, the Bank Board and of each committee on which he or she served for the period ended December 31, 2011. Our Board met five times during 2011 and the Bank’s Board met 13 times during 2011.

The following table presents 2011 membership information for each of our Audit and Risk, Nominating and Corporate Governance, and Compensation and Human Resources Committees.

Name	Audit and Risk	Nominating and Corporate Governance	Compensation and Human Resources
Andrew B. Abramson	X*	X	X
Pamela R. Bronander	X
Eric P. Edelstein	X**		X**
Gerald Korde	X	X	X*
Michael L. LaRusso	X		X
Marc J. Lenner	X	X
Robinson Markel		X*	X**
Richard S. Miller		X
Barnett Rukin			X
Suresh L. Sani	X		X

*	Committee Chairman
**	Vice Chairman

AUDIT AND RISK COMMITTEE.  The Audit and Risk Committee met eight times during 2011, (and in addition, the Committee Chairman and on occasion one other member of the Audit and Risk Committee met with the Chief Audit Executive and Chief Risk Officer of Valley monthly for the purpose of communicating closely with those officers and receiving updates on significant developments.) The Board of Directors has determined that each member of the Audit and Risk Committee is financially literate and that more than one member of the Audit and Risk Committee has the accounting or related financial management expertise required by the NYSE. The Board of Directors has also determined that Mr. Edelstein, Mr. LaRusso and Mr. Lenner meet the SEC criteria of an “Audit Committee Financial Expert.” The charter for the Audit and Risk Committee can be viewed at our website www.valleynationalbank.com/charters. The charter gives the Committee the authority and responsibility for the appointment, retention, compensation and oversight of our independent registered public accounting firm, including pre-approval of all audit and non-audit services to be performed by our independent registered public accounting firm. Each member of the Audit and Risk Committee is independent under both NYSE and NASDAQ listing rules. Other responsibilities of the Audit and Risk Committee pursuant to the charter include:

—	Reviewing the scope and results of the audit with Valley’s independent registered public accounting firm;

—	Reviewing with management and Valley’s independent registered public accounting firm Valley’s interim and year-end operating results including SEC periodic reports and press releases;

—	Considering the appropriateness of the internal accounting and auditing procedures of Valley;

—	Considering the independence of Valley’s independent registered public accounting firm;

—	Overseeing the risk management and internal audit functions including the activities of the loan review, information security and regulatory compliance departments;

—	Reviewing examination reports by regulatory agencies, together with management’s response and follow-up;

—	Reviewing the significant findings and recommended action plans prepared by the internal audit function, together with management’s response and follow-up; and

—	Reporting to the full Board concerning significant matters coming to the attention of the Committee.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE.  The Committee met four times during 2011. This Committee reviews qualifications of and recommends to the Board candidates for election as director of Valley and the Bank, considers the composition of the Board, recommends committee assignments, and discusses management succession for the Chairman and the CEO positions. The Nominating and Corporate Governance Committee develops corporate governance guidelines which include:

—	Director qualifications and standards;

—	Director responsibilities;

—	Director orientation and continuing education;

—	Limitations on board members serving on other boards of directors;

—	Director access to management and records; and

—	Criteria for annual self-assessment of the Board, its committees, and their effectiveness.

The Nominating and Corporate Governance Committee is also charged with overseeing the Board’s adherence to our corporate governance standards and the Code of Conduct and Ethics. The Nominating and Corporate Governance Committee reviews recommendations from shareholders regarding corporate governance and director candidates. The procedure for submitting recommendations of director candidates is set forth below under the caption “Nomination of Directors.” Each member of the Nominating and Corporate Governance Committee is independent under both NYSE and NASDAQ listing rules.

COMPENSATION AND HUMAN RESOURCES COMMITTEE.  The Committee met five times during 2011. The Committee determines CEO compensation, sets general compensation levels for directors, all officers and employees and sets specific compensation for named executive officers (NEOs) and other executive officers. It also administers our non-equity and the equity incentive plans, including the 2009 Long-Term Stock Incentive Plan and makes awards pursuant to those plans. The Board has approved its charter, available under our website located at www.valleynationalbank.com/charters, which delegates to the Committee the responsibility to recommend Board compensation. Each member of the Compensation and Human Resources Committee is independent under both NYSE and NASDAQ listing rules.

EXECUTIVE OFFICERS COMPENSATION.  In undertaking its responsibilities, annually, the Committee receives from the CEO recommendations (except those that relate to his compensation) for salary, non-equity incentive awards, stock option and restricted stock awards for NEOs and other executive officers. After considering the possible payments under our 2009

Long-Term Stock Incentive Plan (2009 LTSIP) and our 2010 Executive Incentive Plan (2010 EIP), and discussing the recommendations with the CEO, the Committee meets in executive session to make the final decisions on these elements of compensation. All stock grants are valued using the closing stock price on the date prior to the date the awards are approved. Stock awards under the 2009 LTSIP may take the form of restricted shares, stock options or both. Awards under the 2010 EIP may be in cash, restricted shares or both.

Under authority delegated by the Committee, all other employee salaries and non-equity compensation are determined by executive management. For stock awards, based on operational considerations, prior awards and staff numbers, a block of shares is allocated by the Committee. The individual stock option and restricted stock awards are then allocated by the CEO and his executive staff.

Under authority delegated by the Committee, during the year, the CEO is authorized to make limited stock option grants and restricted stock awards in specific circumstances (special incentive awards for non-officers, awards to new employees and grants on completion of advanced degrees).

All awards not specifically approved in advance by the Committee, but awarded under the authority delegated, are reported to the Committee at its next meeting at which time the Committee ratifies the action taken.

COMPENSATION CONSULTANTS

In 2011 the Committee in its sole discretion employed Fredrick W. Cook & Co. as compensation consultants. The Cook firm was employed to review compensation and performance data of a peer group of comparable financial organizations that had been selected by the Committee and in relationship to these data provide an overview and comments on Valley’s executive compensation. Also, the Cook firm was requested to provide trend information relating to executive compensation matters. In addition, the Cook firm has reviewed and provided comments on the compensation disclosures contained in this proxy statement.

In addition, the Committee also employed Towers Watson as compensation analysts to provide an analysis and information relating to our NEOs’ potential post-employment payments described below, under the “Compensation Discussion & Analysis – Post-Employment Compensation Elements.”

COMPENSATION AS IT RELATES TO RISK MANAGEMENT

The Chief Risk Officer evaluated all incentive-based compensation for all employees of the Company and reported to the Compensation and Human Resources Committee that none individually, or taken together, was reasonably likely to have a material adverse effect on Valley. Each NEO’s compensation was not considered excessive. None of the other forms of compensation or incentives for Valley employees were considered to encourage undue or unwarranted risk. The Compensation and Human Resources Committee accepted the Chief Risk Officer’s report.

AVAILABILITY OF COMMITTEE CHARTERS

The Audit and Risk Committee, Nominating and Corporate Governance Committee, and Compensation and Human Resources Committee each operates pursuant to a separate written charter adopted by the Board. Each Committee reviews its charter at least annually. All of the committee charters can be viewed at our website www.valleynationalbank.com/charters. Each charter is also available in print to any shareholder who requests it. The information contained on the website is not incorporated by reference or otherwise considered a part of this document.

NOMINATION OF DIRECTORS

Nominations for a director may be made only by the Board of Directors, the Nominating and Corporate Governance Committee of the Board, or by a shareholder of record entitled to vote. The Board of Directors has established minimum criteria for members of the Board. These include:

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The maximum age for an individual to join the Board shall be age 60, except that such limitation is inapplicable to a person who, when elected or appointed, is a member of senior management (Executive Vice President or higher), or who was serving as a member of the Board of Directors of another company at the time of its acquisition by Valley;

—

A director is eligible for reelection if the director has not attained age 76 before the time of the annual meeting of the Company’s shareholders. However, the Board in its discretion may extend this age limit for not more than one year at a time for any director, if the Board determines that the director’s service for an additional year will benefit the Company.

—	Each Board member must demonstrate that he or she is able to contribute effectively regardless of age;

—	Each Board member must be a U.S. citizen and comply with all qualifications set forth in 12 USC §72;

—	A majority of the Board members must maintain their principal residences within 100 miles of Wayne, New Jersey (Valley’s primary service area);

—	Board members may not stand for re-election to the Board for more than four terms following the establishment of a principal legal residence outside of Valley’s primary service area;

—	Each Board member must own a minimum of 5,000 shares of our common stock of which 1,000 shares must be in his or her own name (or jointly with the director’s spouse) and not pledged or hypothecated;

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Unless there are mitigating circumstances (such as medical or family emergencies), any Board member who attends less than 85% of the Board and assigned committee meetings for two consecutive years, will not be nominated for re-election;

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Each Board member must prepare for meetings by reading information provided prior to the meeting. Each Board member should participate in meetings, for example, by asking questions and by inquiring about policies, procedures or practices of Valley;

—	Each Board member should be available for continuing education opportunities throughout the year;

—	Each Board member is expected to be above reproach in their personal and professional lives and their financial dealings with Valley, the Bank and the community;

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If a Board member (a) has his or her integrity challenged by a governmental agency (indictment or conviction), (b) files for personal or business bankruptcy, (c) materially violates Valley’s Code of Conduct and Ethics, or (d) has a loan made to or guaranteed by the director classified as doubtful, the Board member shall resign upon the request of the Board. If a loan made to a director or guaranteed by a director is classified as substandard, the Board may ask the director to resign;

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No Board member should serve on the board of any other bank or financial institution or on more than two boards of other public companies while a member of Valley’s Board without the approval of Valley’s Board of Directors;

—	Each Board member should be an advocate for Valley within the community; and

—	It is expected that the Bank will be utilized by the Board member for his or her personal and business affiliations.

The Nominating and Corporate Governance Committee has adopted a policy regarding consideration of director candidates recommended by shareholders. The Nominating and Corporate Governance Committee will consider nominations recommended by shareholders. In order for a shareholder to recommend a nomination, the shareholder must provide the recommendation along with the additional information and supporting materials to our Corporate Secretary no later than 90 days and no earlier than 120 days prior to the anniversary of the date of the preceding year’s annual meeting. The shareholder wishing to propose a candidate for consideration by the Nominating and Corporate Governance Committee must own at least 1% of Valley’s outstanding common stock. In addition, the Nominating and Corporate Governance Committee has the right to require any additional background or other information from any director candidate or the recommending shareholder as it may deem appropriate. For Valley’s annual meeting in 2013, we must receive this notice on or after December 19, 2012, and on or before January 18, 2013. The following factors, at a minimum, are considered by the Nominating and Corporate Governance Committee as part of its review of all director candidates and in recommending potential director candidates to the Board:

—	Appropriate mix of educational background, professional background and business experience to make a significant contribution to the overall composition of the Board;

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If the Nominating and Corporate Governance Committee deems it applicable, whether the candidate would be considered a financial expert or financially literate as described in SEC, NYSE and NASDAQ rules or an Audit and Risk Committee financial expert as defined by SEC rules;

—

If the Nominating and Corporate Governance Committee deems it applicable, whether the candidate would be considered independent under NYSE and NASDAQ rules and the Board’s additional independence guidelines set forth in the Company’s Corporate Governance Guidelines;

—	Demonstrated character and reputation, both personal and professional, consistent with that required for a bank director;

—	Willingness to apply sound and independent business judgment;

—	Ability to work productively with the other members of the Board;

—	Availability for the substantial duties and responsibilities of a Valley director; and

—	Meets the additional criteria set forth in Valley’s Corporate Governance Guidelines.

Diversity is one of the factors that the Nominating Committee considers in identifying nominees for a director. In selecting director nominees the Nominating Committee considers, among other factors, (1) the competencies and skills that the candidate possesses and the candidate’s areas of qualification and expertise that would enhance the composition of the Board, and (2) how the candidate would contribute to the Board’s overall balance of expertise, perspectives, backgrounds and experiences in substantive matters pertaining to the Company’s business. The Nominating Committee has not adopted a formal diversity policy with regard to the selection of director nominees.

COMPENSATION AND HUMAN RESOURCES COMMITTEE PROCESSES AND PROCEDURES

The Board has delegated the responsibility for executive compensation matters to the Compensation and Human Resources Committee. The minutes of the Committee meetings are provided at Board meetings and the chair of the Committee reports to the Board significant issues dealt with by the Committee.

CODE OF CONDUCT AND ETHICS AND CORPORATE GOVERNANCE GUIDELINES

We have adopted a Code of Conduct and Ethics which applies to our chief executive officer, principal financial officer, principal accounting officer and to all of our other directors, officers and employees. The Code of Conduct and Ethics is available and can be viewed under our website www.valleynationalbank.com/charters. The Code of Conduct and Ethics is also available in print to any shareholder who requests it. We will disclose any substantive amendments to or waiver from provisions of the Code of Conduct and Ethics made with respect to the chief executive officer, principal financial officer or principal accounting officer on that website.

We have also adopted Corporate Governance Guidelines, which are intended to provide guidelines for the governance by the Board and its committees. The Corporate Governance Guidelines are available under our website located at www.valleynationalbank.com/charters. The Corporate Governance Guidelines are also available in print to any shareholder who requests them.

DIRECTOR COMPENSATION

COMPENSATION OF DIRECTORS.    Annual compensation of non-employee directors for 2011 was comprised of the following components: cash compensation consisting of annual retainer; meeting and committee fees; and, to the extent that a director elects to forego all or a portion of the annual retainer and board meeting fees, participation in the 2004 Directors Restricted Stock Plan. In addition, there is also a Directors Retirement Plan. Each of these compensation components is described in detail below. The total 2011 compensation of the non-employee directors is shown in the following table.

2011 DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash (2)	Stock Awards (3)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings (4)	All Other Compensation (5)		Total
Andrew B. Abramson (1)	$ 62,750	$ 88,000	$ 24,509	$ 15,641		$ 190,900
Pamela R. Bronander	37,500	88,000	22,806	15,570		163,876
Eric P. Edelstein (1)	115,750	0	14,790	1,989		132,529
Mary J. Steele Guilfoile	21,750	88,000	12,865	1,005,545	(6)	1,128,160
Graham O. Jones	86,500	0	25,266	0		111,766
Walter H. Jones, III	75,750	0	25,958	0		101,708
Gerald Korde (1)	117,000	0	35,351	0		152,351
Michael L. LaRusso	65,000	44,000	15,136	7,842		131,978
Marc J. Lenner	93,000	0	5,629	0		98,629
Robinson Markel (1)	102,500	0	16,416	0		118,916
Richard S. Miller	93,500	0	17,298	0		110,798
Barnett Rukin	96,000	0	32,422	5,412		133,834
Suresh L. Sani	95,000	0	5,846	0		100,846
Robert C. Soldoveri	74,500	0	7,609	0		82,109

(1)	Bancorp Committee Chairman and/or Bancorp Committee Vice Chairman (see Committees of the Board on Page 13 in this Proxy Statement.)
(2)	Includes committee fees and fees for chairing Board Committees.
(3)

Reflects fees forgone by directors pursuant to the 2004 Directors Restricted Stock Plan. There were 23,435 shares awarded under the plan during the year ended December 31, 2011 each at the grant date fair market value of $13.14 and there were 101,470 outstanding shares under the plan as of December 31, 2011. The following table represents the shares awarded in 2011, the grant date fair market value and the aggregate number of stock outstanding at December 31, 2011, for each of the following participants:

Name	Number of Shares Awarded in 2011	Grant Date Fair Market Value of Shares Awarded	Aggregate Number of Stock Awards Outstanding at Fiscal Year-End
Andrew B. Abramson	6,696	$13.14	25,993
Pamela R. Bronander	6,696	13.14	25,891
Eric P. Edelstein	0	0	2,876
Mary J. Steele Guilfoile	6,696	13.14	25,853
Michael L. LaRusso	3,347	13.14	13,027
Barnett Rukin	0	0	7,830

(4)

Represents non-cash compensation reflecting the change in the present value of pension benefits year to year for Directors Plan for 2011, taking into account the age of each director, a present value factor and time remaining until retirement.

(5)	This column reflects the cash dividend and interest on deferred dividends earned during 2011, under the 2004 Directors Restricted Stock Plan.
(6)

This includes $900,000 consulting fees in connection with Valley’s acquisition of State Bancorp, Inc. and $90,000 consulting fee pursuant to a long-standing investment banking retainer consulting agreement, paid to MG Advisors, Inc. in 2011. Ms. Guilfoile is the Chairman of MG Advisors. The amount also includes $15,545 in cash dividends and interest on deferred dividends earned during 2011, under the 2004 Directors Restricted Stock Plan.

ANNUAL BOARD RETAINER.  Non-employee directors received an annual retainer of $40,000 per year, paid quarterly. This retainer is paid to recognize expected ongoing dialog of board members with our executives and employees, for being available to provide their professional expertise as needed, for attending various Bank functions, for undertaking continuing education, and for interfacing with customers as appropriate.

BOARD MEETING FEES.  In recognition of the preparation time, travel time, attendance at and providing professional expertise at the board meetings, non-employee directors received a board meeting fee of $2,000 for each meeting attended.

BOARD COMMITTEE FEES AND COMMITTEE CHAIR RETAINER.  The Chair of the Audit and Risk Committee received an annual retainer of $25,000 and the Vice Chair a retainer of $7,500. The Chair of the Compensation and Human Resources Committee received an annual retainer of $15,000 and each Vice Chair a retainer of $5,000. The Chair of the Nominating and Corporate Governance Committee received an annual retainer of $7,500. These retainers are to recognize the extensive time that is devoted to committee matters including meetings with management, auditors, attorneys and consultants and preparing committee agendas.

All members of these committees are paid for attending each committee meeting as follows: $2,500 for Audit and Risk, $2,000 for Compensation and Human Resources and $1,000 for Nominating and Corporate Governance.

The Company and Bank also have a number of other committees (other than the corporate governance committees listed on page 13 and required to be disclosed) that are not “disclosed” committees under SEC and NYSE rules. These committees generally deal with oversight of various operating matters. All other committee chairs receive a retainer of $5,000 and there is an attendance fee between $500 and $1,000 for each committee meeting.

DIRECTORS RETIREMENT PLAN.  We maintain a retirement plan for non-employee directors. The plan provides 10 years of annual benefits to directors with five or more years of service. The benefits commence following the later of a director reaching age 65 or after a director has retired from the Board. The annual benefit is equal to the director’s years of service, multiplied by 5%, multiplied by the final annual retainer paid to the director at the time of retirement. In the event of the death of the director prior to receipt of all benefits, the payments continue to the director’s beneficiary or estate.

DIRECTORS RESTRICTED STOCK PLAN.  We also maintain the 2004 Director Restricted Stock Plan (2004 Directors Plan). The 2004 Directors Plan provides the non-employee members of the Board of Directors with the opportunity to forego some or all of their annual cash retainer and meeting fees in exchange for shares of Valley restricted stock granted at 75% of the market value at the date of grant. The discount recognizes the exchange of immediate cash fees for a five year deferral or until retirement, death, disability, the participant’s inability to stand for re-election due to age restrictions, or the participant’s failure to be re-elected after standing for re-election, and if there is a change-in-control prior to the vesting date. There were 101,470 shares outstanding under this plan as of December 31, 2011.

STOCK OWNERSHIP OF MANAGEMENT

AND PRINCIPAL SHAREHOLDERS

STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS.  The following table contains information about the beneficial ownership of our common stock at December 31, 2011 by each director, by each of our executive officer for whom individual information is required to be set forth in this proxy statement under rules of the SEC, and by directors and all executive officers as a group.

Name of Beneficial Owner	Number of Shares Beneficially Owned (1)		Percent of Class (2)
Directors and Named Executive Officers:
Andrew B. Abramson	295,209	(3)	0.17%
Peter J. Baum	37,285	(4)	0.02
Pamela R. Bronander	50,775	(5)	0.03
Peter Crocitto	349,674	(6)	0.20
Eric P. Edelstein	25,132	(7)	0.01
Albert L. Engel	181,533	(8)	0.11
Alan D. Eskow	271,745	(9)	0.16
Mary J. Steele Guilfoile	427,581	(10)	0.25
Graham O. Jones	933,069	(11)	0.54
Walter H. Jones, III	1,526,103		0.88
Gerald Korde	2,218,239	(12)	1.28
Michael L. LaRusso	33,786	(13)	0.02
Marc J. Lenner	125,570	(14)	0.07
Gerald H. Lipkin	722,709	(15)	0.42
Robinson Markel	485,864	(16)	0.28
Robert M. Meyer	281,108	(17)	0.16
Richard S. Miller	116,107	(18)	0.07
Barnett Rukin	105,540	(19)	0.06
Suresh L. Sani	55,586	(20)	0.03
Robert C. Soldoveri	364,042	(21)	0.21
Jeffrey S. Wilks	619,204	(22)	0.36
Directors and Executive Officers as a group (34 persons)	10,523,965	(23)	6.09

(1)

Beneficially owned shares include shares over which the named person exercises either sole or shared voting power or sole or shared investment power. It also includes shares owned (i) by a spouse, minor children or by relatives sharing the same home, (ii) by entities owned or controlled by the named person, and (iii) by other persons if the named person has the right to acquire such shares within 60 days by the exercise of any right or option. Unless otherwise noted, all shares are owned of record and beneficially by the named person.

(2)

The number of shares of our common stock used in calculating the percentage of the class owned includes 170,174,314 shares of our common stock outstanding as of December 31, 2011. The table also includes 2,641,492 shares purchasable pursuant to stock options or warrants for our shares that were exercisable within 60 days of December 31, 2011.*

(3)

This total includes 10,358 shares held by Mr. Abramson’s wife, 38,905 shares held by his wife in trust for his children, 9 shares held by a family trust of which Mr. Abramson is a trustee, 11,575 shares held by a family foundation, 77,435 shares held by a trust of which Mr. Abramson is a trustee, 3,498 shares held by a family fund trust, 9,596 shares held in self-directed IRA Plans of which Mr. Abramson and his wife are beneficiaries, 5,975 shares of Mr. Abramson’s mother of which he has the authority to execute trades and 25,993 restricted shares pursuant to the director restricted stock plan; and of this total 14,089 shares were pledged as security. Mr. Abramson disclaims beneficial ownership of shares held by his wife; his mother; and shares held for his children.

(4)	This total includes 5,858 shares held by Mr. Baum’s children of which Mr. Baum is the trustee.
(5)

This total includes 722 shares held in custody for Ms. Bronander’s children, 4,242 shares held by Ms. Bronander’s children, 25,891 restricted shares pursuant to the director restricted stock plan; and of this total, 9,978 shares were pledged as security.

(6)

This total includes 38,117 shares held by Mr. Crocitto’s wife, 3,717 shares held in Mr. Crocitto’s KSOP, 5,799 shares held by Mr. Crocitto as custodian for his child, 2,861 shares held by Mr. Crocitto’s children, 20,838 restricted shares, and 114,395 shares purchasable pursuant to stock options exercisable within 60 days of December 31, 2011, but not the 19,546 shares potentially available in the future by exercise of his stock options not exercisable within 60 days of December 31, 2011*.

(7)	This total includes 2,876 restricted shares pursuant to the director restricted stock plan.
(8)

This total includes 3,686 shares held in Mr. Engel’s KSOP, 12,667 restricted shares and 82,855 shares purchasable pursuant to stock options exercisable within 60 days of December 31, 2011, but not the 13,996 shares potentially available in the future by exercise of his stock options not exercisable within 60 days of December 31, 2011*; and of this total, 10,500 shares were pledged as security.

(9)

This total includes 49,330 shares held by Mr. Eskow’s wife, 3,909 shares held in Mr. Eskow’s KSOP, 10,075 shares held in his Roth IRA, 1,098 shares held in his IRA, 3,606 shares held jointly with his wife, 1,056 shares in an IRA held by his wife, 20,838 restricted shares and 108,859 shares purchasable pursuant to stock options exercisable within 60 days of December 31, 2011*, but not the 19,546 shares potentially available in the future by exercise of his stock options not exercisable within 60 days of December 31, 2011.

(10)	This total includes 192,008 shares held by Ms. Guilfoile’s spouse and 25,853 restricted shares pursuant to the director restricted stock plan.
(11)	This total includes 16,170 shares owned by trusts for the benefit of Mr. G. Jones’ children of which his wife is co-trustee; and of this total, 905,466 shares were pledged as security.
(12)

This total includes 68,699 shares held jointly with Mr. Korde’s wife, 326,379 shares held in the name of Mr. Korde’s wife, 850,812 shares held by his wife as custodian for his children, 300,360 shares held by a trust of which Mr. Korde is a trustee and 120,418 shares held in Mr. Korde’s self-directed IRA.

(13)	This total includes 13,816 shares held jointly with Mr. LaRusso’s wife and 13,027 restricted shares pursuant to the director restricted stock plan.
(14)

This total includes 12,730 shares held in a retirement pension, 418 shares held by Mr. Lenner’s wife, 20,396 shares held by his children, 63,248 shares held by a trust of which Mr. Lenner is 50% trustee (Mr. Lenner is an indirect beneficiary of only 25% of the trust and disclaims any pecuniary interest in the ownership of the other portion of the trust), and 13,541 shares held by a charitable foundation.

(15)

This total includes 204,575 shares held in the name of Mr. Lipkin’s wife, 147 shares held jointly with his wife, 61,161 shares held in a Roth IRA, 40 shares held in his KSOP, and 13,265 shares held by a family charitable foundation of which Mr. Lipkin is a co-trustee. This total also includes Mr. Lipkin’s 47,471 restricted shares and 225,686 shares purchasable pursuant to stock options exercisable within 60 days of December 31, 2011*, but not the 36,527 shares potentially available in the future by exercise of his stock options not exercisable within 60 days of December 31, 2011.

(16)

This total includes 5,406 shares owned by Mr. Markel’s wife, 38,029 shares held by his wife in trust for his children, 89,456 shares owned by Mr. Markel in his self-directed IRA and 246,817 shares owned by his sister, which Mr. Markel has power to vote. Mr. Markel disclaims beneficial ownership of the shares held by his wife, the shares held by his wife in trust for his children and shares owned by his sister.

(17)

This total includes Mr. Meyer’s 13,382 restricted shares, 124,243 shares held jointly with his wife, 3,717 shares held in his KSOP and 111,891 shares purchasable pursuant to stock options exercisable within 60 days of December 31, 2011, but not the 14,464 shares potentially available in the future by exercise of his stock options not exercisable within 60 days of December 31, 2011*; and of this total, 152,118 shares were pledged as security.

(18)

This total includes 37,348 shares held in Mr. Miller’s self-directed IRA, 40,619 shares held jointly with his wife, 2,592 shares held by a corporation for which Mr. Miller is a 20% shareholder, and 9,144 shares held by his wife, and 1,966 shares of warrants exercisable within 60 days of December 31, 2011. Mr. Miller disclaims beneficial ownership of the 9,144 shares held by his wife, and all shares held by the corporation except for the 20% or 518 of such shares.

(19)

This total includes 26,365 shares held by Mr. Rukin’s wife, as custodian and Mr. Rukin, as trustee, in various accounts for their children, 12,023 shares held by a private foundation of which Mr. Rukin is an officer and 7,830 restricted shares pursuant to the director stock plan. Mr. Rukin disclaims beneficial ownership of the shares held by his wife, shares held by his wife as custodian for their children, and shares held by a private foundation.

(20)	This total includes 5,436 shares held in Mr. Sani’s Keogh Plan, 5,436 shares held in trusts for benefit of his children, and 42,284 shares held in pension trusts of which Mr. Sani is co-trustee.
(21)	This total includes 148,416 shares held by a foundation of which Mr. Soldoveri is a trustee, 637 shares of warrants exercisable within 60 days of December 31, 2011.
(22)

This total includes 68,491 shares held by Mr. Wilks’ wife, 9,434 shares held by his wife in trust for one of their children, 2,493 shares held jointly with his wife for a family foundation, 19,078 shares as trustee for the benefit of their children, 11,242 shares as trustee for the benefit of his wife, 396,507 shares held by the estates of his mother and father-in-law, of which Mr. Wilk’s wife is 50% beneficiary and is one of three executors, and 87,457 shares held in the name of his mother and father-in-law which are being transferred to the respective estates. Mr. Wilks disclaims beneficial ownership of the other 50% of shares held by his mother and father-in-law’s estates.

(23)

This total includes 1,298,104 shares owned by 13 executive officers who are not directors or named executive officers, which total includes 18,511 shares in KSOP and/or IRA, 56,665 indirect shares, 49,719 restricted shares, and 441,854 shares purchasable pursuant to stock options exercisable within 60 days of December 31, 2011, but not the 42,830 shares potentially available in the future by exercise of their stock options not exercisable within 60 days of December 31, 2011*. The total does not include shares held by the Bank’s trust department.

*

All exercisable options outstanding have exercise prices that are higher than Valley’s market price at December 30, 2011 of $12.37. See the Outstanding Equity Awards table below for each of the NEO’s outstanding awards; and as of the record date of February 21, 2012, all exercisable options outstanding have exercise prices that are higher than Valley’s market price of $12.50, except for the November 15, 2010 options.

PRINCIPAL SHAREHOLDERS.  The following table contains information about the beneficial ownership at December 31, 2011 by persons or groups that beneficially owns 5% or more of our common stock.

Name and Address	Number of Shares Beneficially Owned	Percent of Class (1)
BlackRock, Inc. (2) 40 East 52nd Street, New York, NY 10022	13,164,867	7.74%

(1)	The number of shares of our common stock used in calculating the percentage of the class owned includes 170,174,314 shares of our common stock outstanding as of December 31, 2011.
(2)

Based on a Schedule 13G/A Information Statement filed February 10, 2012 by BlackRock, Inc. The Schedule 13G/A discloses that BlackRock has sole voting power and sole dispositive power as to 13,164,867 shares.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS (CD&A)

COMPENSATION COMMITTEE REPORT AND CERTIFICATION

The Compensation and Human Resources Committee (the “Committee”) has reviewed and discussed the following Compensation Discussion and Analysis with management and, based on that review and those discussions, it has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Gerald Korde, Committee Chairman

Eric P. Edelstein, Vice Chairman

Robinson Markel, Vice Chairman

Andrew B. Abramson

Michael LaRusso

Barnett Rukin

Suresh L. Sani

OUR NAMED EXECUTIVE OFFICERS (NEOS)

Our NEOs during 2011 were:

—	Gerald H. Lipkin, Chairman of the Board, President and Chief Executive Officer;

—	Alan D. Eskow, Director, Senior Executive Vice President, Chief Financial Officer and Corporate Secretary;

—	Peter Crocitto, Director, Senior Executive Vice President and Chief Operating Officer;

—	Albert L. Engel, Executive Vice President; and

—	Robert M. Meyer, Executive Vice President

OUR COMPENSATION AND HUMAN RESOURCES COMMITTEE

AND OUR PROCESS FOR DETERMINING EXECUTIVE COMPENSATION

The Committee discharges the duties of our Board of Directors that concern compensation of our NEOs and other executive officers. The Committee’s functions are set out in its charter, which has been approved by the Board. None of the Committee members is an NEO, and all of them are independent as that term is defined under the rules of the New York Stock Exchange and the NASDAQ Stock Market.

The Committee met five times in 2011. Our CEO attends all meetings (except those portions of the meeting that relate to his compensation) at the Committee’s invitation, to provide information about other NEOs and other executive officers’ compensation and to assist the Committee in evaluating NEO officer job performance.

Our compensation process begins with the Committee meeting one or two times in the first quarter of each year, after our financial results for the preceding year become available. In 2011, two meetings were held, one in February and one in March. Taking into account the financial results, the Committee fixes awards under our 2010 Executive Incentive Plan (EIP) for each NEO for the prior year. The Committee also fixes the method of determining the current-year EIP pool and the allocation of the pool among the five NEOs. During these meetings, the Committee also reviews and accepts the personal goals for the current year proposed by each of the NEOs, including our Chairman, President and CEO, Mr. Lipkin, and compares the NEO goals undertaken at the prior year’s first-quarter meeting.

The Committee’s next meeting takes place at or near the end of the second quarter. In 2011, this meeting took place in June. The Committee’s compensation consultant typically attends this meeting, which is mainly devoted to a survey of regulatory developments and their impact on executive compensation. The composition of our peer group is also reviewed at this time with the consultant, to determine whether any changes are appropriate. Upon receipt of the consultant’s peer group data, the Committee requests Valley’s Human Resources Department to prepare, for the Committee’s review, various charts with compensation alternatives that are within the parameters of the peer group’s compensation in relation to Valley’s performance.

The Committee’s next meeting typically takes place at or near the beginning of the third quarter. In 2011, this meeting was held in October. At that time, the Committee determined to change from using a customized peer group developed by its compensation consultant and approved by the Committee, to using the KBW Regional Banking Index (KRX) (See “Peer Group Considerations” below). The compensation charts requested by the Committee at the prior meeting are submitted to, and reviewed by, the Committee at this meeting. The charts include a range of compensation levels for each of Valley’s NEOs, including Mr. Lipkin, and include:

—	Base salary for the current year and each of the two preceding years;

—	Non-equity award for each of the two preceding years;

—	Equity awards for each of the two preceding years; and

—	CEO’s recommendations for salary adjustments for the coming year, cash incentive compensation and incentive stock awards for the current year for NEOs, excluding the CEO.

In October, the outside consultant gave a presentation to the Committee on executive compensation, peer group analysis and compensation best practices. He discussed the proposed change from a customized peer group previously used to a peer group consisting of the KBW Regional Bank Index. The consultant provided the most recent data available to review this new peer group. The Committee set formal target bonuses for each executive using a payout range from 0% to 200% of the individual’s target.

At the final Committee meeting in November 2011, the Committee discussed Valley’s performance measures including a discussion of Valley’s operating results for the first 10 months of 2011 and a comparison of those results to the 10 month budget. A review of executive compensation materials provided by the consultant regarding all aspects of performance at the executive level was conducted.

In February 2012, the Committee met to review the final financial results for 2011 and to fix awards on non-equity compensation, stock awards and salary reviews. The Committee compared each NEO’s individual 2011 goals to actual results in conjunction with making such awards. During the meeting Mr. Lipkin discussed his, the other NEO’s and the Company performance with the Committee. The Committee then discussed Mr. Lipkin’s and the other NEO’s goals, achievements and proposed compensation of the other NEO’s. Mr. Lipkin verbally provided the Committee with his recommendations for each NEO’s compensation other than his own. The Committee reviewed all data and determined how to structure the awards between short term and long term compensation. The data reviewed included charts showing a comparison of each NEO’s base salary, total cash compensation including non-equity compensation and total direct compensation including stock awards to the peer group. The data also compared pay by peer group with percentile ranking similar in terms to Valley’s financial results and other metrics to the peer group. This data allowed the Committee to determine whether compensation and results are within the range of acceptable percentiles.

Mr. Lipkin left the meeting when discussions involved his compensation.

The Committee met privately and in its sole discretion considered the ranges of compensation for Mr. Lipkin and the other NEO’s, and Mr. Lipkin’s recommendation for each NEO’s compensation other than his own, and set compensation at levels that the Committee determined to be appropriate.

Mr. Lipkin had no role, directly or indirectly, in determining his own compensation except as previously disclosed.

Since 2006, the Committee has engaged the services of compensation consulting firm Frederic W. Cook & Co., Inc. (F.W. Cook) to assist it in compensation decisions and related matters such as peer group considerations. One of that firm’s consultants attended two Committee meetings in 2011. F.W. Cook renders no other consulting or other services to the Company.

PEER GROUP CONSIDERATIONS

As described elsewhere in this Compensation, Disclosure and Analysis, in setting compensation for our NEOs, we compare total compensation, each compensation element, and Valley’s financial performance to a peer group. Prior to 2011 we used a custom peer group consisting of companies chosen by the Committee with input from F.W. Cook. We currently use the KBW Regional Banking Index (KRX), consisting of ourselves and 49 other regional banks which we believe are generally comparable to Valley in size, revenue and market capitalization.

Appendix A, on page 49 lists all financial institutions in the KRX index, showing the revenue, net income, total assets and market capitalization of each as of December 31, 2010.

Peer group comparisons are used by the Committee to evaluate salaries and bonuses paid by the other financial institutions in our peer group. The Committee compares the salaries and non-equity incentive compensation we pay to our NEOs with the same compensation elements paid to executives of the peer group companies available from public data. The Committee also refers to the peer group information when considering the CEO’s recommendations for NEO salaries and awards under the EIP.

We make peer group comparisons of salaries and incentive compensation (both cash awards and equity awards) so we can avoid situations in which our NEOs are substantially over- or under-compensated in comparison to our peer group. The Committee does not seek to maintain NEO compensation at any precise percentile. Rather, the peer group compensation information is used as a competitive reference point, not as a specific benchmark or to target a specific percentile of the market. Instead, the Committee reviews peer group compensation (both total compensation and individual components) to determine whether our NEO compensation lies somewhere between the 25th and the 75th percentile of the peer group. We expect our NEOs to demonstrate a continuing performance level that is equal to or better than our peers, and we use peer group performance as another factor to compare, not govern, our performance-based compensation.

As indicated, the change to the KRX was made in 2011 and in transitioning to using this new peer group the Committee made certain adjustments to executive compensation in order to maintain its policy of setting NEO compensation between the 25th to 75th percentiles of the peer group. As can be seen on Appendix A, Valley is one of the larger financial institutions in the KRX both in terms of assets size and market capitalization. The following table shows a graphic presentation of Appendix A and also compares each NEO’s total cash compensation and total compensation against the NEO compensation of KRX companies. All data in the table is for the year ended December 31, 2010 as data for the year ended December 31, 2011 was not available to the Committee at the time compensation determinations were made.

Table 1. Valley National Bancorp Size Comparison to Peers

(1)	Before extraordinary items and discontinued operations
(2)	Market capitalization is as of 12/31/2010

Table 2 below presents Valley’s performance relative to the KRX (as of December 31, 2010) with respect to various financial measures (over both a one year and three year period) which the Committee believes shows the relative financial performance of Valley compared to the peer group.

Table 2. Valley National Bancorp Performance Relative to Peers

(1)	3-year performance represents an average of the last three years
(2)	Cumulative compound annual growth rate
(3)	Before extraordinary items and discontinued operations; 3-year performance represents cumulative compound annual growth rate
(4)	As of 12/31/10; 3-year performance represents compound annual growth rate

Table 3 below compares the cumulative total return on a hypothetical $100 investment made on December 31, 2006 in Valley’s common stock and the KRX index, (as reported on the performance graph on page 34 of our 2011 Annual Report on Form 10-K.)

The table is calculated assuming that all dividends are reinvested during the relevant periods. The table shows how a $100 investment would increase or decrease in value over time based on dividends (stock or cash) and increases or decreases in the market price of the stock.

Table 3. Return on Valley Common Stock Relative to Peers

	12/06	12/07	12/08	12/09	12/10	12/11
KBW 50 (KRX)	$100.00	$78.05	$63.56	$49.53	$59.63	$56.55
Valley	$100.00	$78.43	$91.32	$71.17	$79.64	$76.46

The Committee believes that Valley’s overall financial performance compared favorably to its peer group. In particular, return on average equity was in excess of the 75th percentile for both one year and three year periods, and return on average assets and Valley’s overall percentage rank was well in excess of the 50th percentile. The Committee believes that its NEOs’ total direct compensation is appropriate in relation to the peer group based on its relative financial performance. However, three of the five NEOs received cash compensation in excess of the 75th percentile. This was one of the factors the Committee used to make the determination to award a greater percentage of equity awards than cash awards under the EIP in 2011 and to maintain current 2011 base salaries for 2012. (See “Base Salaries” and “EIP Awards” below).

OUR COMPENSATION PHILOSOPHY

We believe that Valley’s executive compensation should be structured so as not to encourage the taking by management of unreasonable or unnecessary business risks, and that the period over which incentive compensation is obtained should be more closely aligned with the “risk horizon” discussed below.

To address these concerns, we have put in place a number of measures intended to avoid encouraging risks:

—

Our “hold-past-termination” policy for all stock-based awards (restricted stock awards, and stock issued upon the exercise of stock options) granted since the April 2009 adoption of our 2009 Long-Term Stock Incentive Plan. The policy applies to all unvested NEO award shares the vesting of which is accelerated as the result of an NEO’s retirement, and requires the departing NEO to hold 50% of those shares for at least 18 months after termination of employment with us. We adopted this policy to better align the long-term interests of our NEOs with those of our shareholders, because we expect it to induce a longer-term focus by NEOs on the safety and well-being of our institution over a substantial period beyond the time when they lose the ability to influence its operations;

—

Our “clawback” policy that allows us to recover cash and stock incentive payments awarded after the policy’s adoption if our Committee determines that any award, made within three years prior to the Committee’s determination, was based on materially inaccurate financial statement information that resulted in a restatement of our financial statements, or on a fraudulent, willful or grossly negligent misrepresentation by the award recipient;

—

The extended two-year payout schedule for cash awards under our EIP, to more closely align those awards with the “risk horizon,” which is the estimated time needed to see if the risk taken has produced the intended beneficial result. If expected results are not achieved, the incentive compensation can be reduced or eliminated; and

—

Elimination of the formula-based method we previously used to determine EIP awards and implementation of a new determination method based on the application of quantitative and qualitative reviews of executive performance by our Committee. We concluded that the formula-based method, which relied principally on the prior year’s earnings per share, could encourage unnecessary business risks taken to increase earnings and consequently increase the amount of awards.

OUR COMPENSATION ELEMENTS

Our three categories of NEO compensation elements are: performance-based, non-performance based, and post-employment compensation. Performance-based compensation elements are base salary, awards under the EIP and awards under our Long-Term Stock Incentive Plan. Non-performance based compensation elements are other benefits and perquisites. Post-employment compensation elements are pension, severance and change in control benefits. Table 4 below lists the performance-based compensation elements and pension benefits we provide to our NEOs, and the reason we provide them.

Table 4. Compensation Elements

Compensation Element	Why We Provide It
Base Salary	To fairly compensate NEOs for their contribution to the day-to-day management of the Company’s business operations.
Executive Incentive Plan Awards	To incentivize performance in the short-term (1 year.)
Long-Term Stock Incentive Plan Award	To align executive performance in the longer term (3 to 5 years) with the interests of shareholders.
Pension Benefit	To retain key employees by providing post-retirement income.
Change in Control Agreement	To retain key employees by offering assurance that income will not immediately suffer should we be acquired by another organization and should the employee not be offered at least three years’ employment following that event.
Severance	To retain key employees by offering assurance that their income will not immediately suffer if employment terminates.
Perquisites	To assist in performance of employment-related tasks.

PERFORMANCE-BASED COMPENSATION ELEMENTS

BASE SALARIES.  Base salaries are determined by an evaluation of individual NEO performance and the individual’s contribution to our overall performance, as well as the individual’s compensation history. Base salaries are paid in order to fairly compensate our key executives for their day-to-day efforts in managing our business activities.

The salary we pay to our CEO is higher than the average salary paid to the other NEOs. This reflects his substantially higher level of executive responsibility for our operations, and also the Committee’s satisfaction with our results of operations under his guidance. It reflects also the duration of his tenure in office: Mr. Lipkin has been Chairman of our Board of Directors and CEO since 1989, and our President since 1996. He has had major responsibility for our overall operations for over twenty years, and during that period has guided us through many acquisitions of other financial institutions, and a very substantial expansion of our business and service area, all of which has resulted in an increase in shareholder value.

EIP AWARDS.  The EIP, which was approved by our shareholders at the 2010 Annual Meeting of Shareholders, provides for discretionary awards, payable in cash, in stock-based awards under our Long-Term Stock Incentive Plan (LTSIP), or a combination of cash and stock-based awards, from a pool equal to 5% of our net income before income taxes. Allocations of awards under the EIP among the NEOs from the 5% pool (discussed below) are made by the Committee within the first 90 days of each calendar year. Also, at that time, the range of target cash awards are determined by the Committee and general guidelines for the grant of stock-based awards are discussed. In 2010, we moved away from our former practice of fixing EIP awards according to a formula, the most significant element of which was our per-share earnings for the plan year. We believe that the use of a single-year earnings-related formula could be seen as encouraging the taking of unnecessary risks in order to increase per-share earnings and resulting EIP awards. Instead of using a formula, we now set EIP awards based on the same expanded set of criteria as we use for base salary determinations. This process relates to the Committee’s exercise of discretion to award less than the entire amount of the 5% pool as permitted by the EIP.

We make EIP awards to our NEOs in order to:

—	Incentivize performance over the short term (one year); and

—	Mitigate risk.

Under the EIP, we pay the initial 50% portion of cash EIP awards in February, based on of the previous year’s final audited results of operations. The 50% balance is paid in eight equal quarterly installments, to allow time to evaluate the longer-term results of NEO business decisions before completing payment of cash awards. Restricted stock awards are granted in February, and shares vest over a period of time as determined by the Committee.

LONG-TERM STOCK INCENTIVE PLAN AWARDS (LTSIP).  The purpose of long-term incentive stock awards is to give our NEOs and other employees a stake in our business aligned with the interests of our common shareholders. We believe this encourages our NEOs to improve our operating results and to structure a relationship between management objectives and long-term shareholder interests, all of which we expect will result in increased shareholder value and in long-term growth of our organization.

Generally, all awards we make are either incentive stock options or restricted stock awards. LTSIP incentive stock option and restricted stock awards are determined by an evaluation of individual NEO performance and the individual’s contribution to our overall performance. Stock option grants and restricted stock awards are subject to our “clawback” and “hold-past-termination” policies, both described above.

We set the exercise price of incentive stock options using the closing market price of our common stock as quoted on the NYSE on the date prior to the date that the awards are approved. All Committee meeting dates are set months in advance to prevent the selective timing of grants.

NON-PERFORMANCE BASED COMPENSATION ELEMENTS

PENSION BENEFITS.  Our NEOs may participate in two pension plans, a tax-qualified plan and a non-tax qualified plan. We believe that pension benefits are an integral part of NEO compensation. We provide these benefits in order to make available to the recipients an income stream that will assist in meeting post-retirement expenses.

Our defined-benefit tax-qualified pension plan covers all eligible employees, including NEOs. The plan was closed to new participants beginning July 1, 2011. Benefits under that plan are based upon a percentage of the highest average annual compensation. The average represents the employee’s five highest years of base pay included in the past ten years, not counting the year of termination.

NEOs also may participate in a supplemental, non-tax qualified pension plan, known as the Benefit Equalization Plan or BEP. The BEP was adopted January 1, 1989. Generally, each NEO who participates in the tax-qualified plan described above, and whose annual compensation exceeds the maximum amount ($245,000 in both 2010 and 2011) that can be recognized in calculating benefits under a tax-qualified plan, is eligible to become a BEP participant. Actual participation is determined by the Committee in its discretion. Currently, the Committee has determined all of our NEOs to be BEP participants. BEP benefits are based on the five most highly-compensated years which, until a change made in December 2010, had to be consecutive. That requirement was deleted in order to eliminate the negative effect on income (and consequently on BEP benefits) that resulted during the years we participated in the TARP program and its prohibition of cash bonuses.

Mr. Lipkin’s benefit under the above plans is subject to a minimum guarantee. The guaranteed amount is $600,000 per annum, reduced by any payments under the above plans on account of the same year. The application of the minimum guaranteed pension benefit is as follows:

—

The guaranteed minimum pension benefit to which Mr. Lipkin will be entitled is $600,000 per annum, commencing on the date of his retirement and continuing for so long as he survives. Should the CEO survive past the tenth anniversary of retirement, and should his spouse survive him, she will thereafter be entitled to a benefit of $400,000 per annum so long as she survives.

—

Should Mr. Lipkin not survive past the tenth anniversary of retirement and should his spouse survive him, she will be entitled to receive thereafter, so long as she survives, $600,000 per annum through the tenth anniversary of his retirement and $400,000 per annum thereafter.

—

Should neither Mr. Lipkin nor his spouse survive until the tenth anniversary of his retirement, the estate of the last-surviving of Mr. Lipkin and his spouse shall be entitled to receive a lump-sum payment equal to $600,000 multiplied by the number of years (including fractional years) from the decease date of the last survivor to and including the tenth anniversary of his retirement. In case of a common disaster, the provision of his will relative to that contingency shall determine which spouse is deemed to survive the other.

Our NEOs are eligible to participate (as are all our employees who meet service requirements under the several plans) in their selection of components of the benefit package listed below:

—

401(k) plan. We match individual plan contributions for participating employees, including NEOs, on a dollar-for-dollar basis, up to 2% of annual salary (limited to the maximum amount of salary that can be taken into account under a tax-qualified plan, which was $245,000 in 2011); new employees, effective July 1, 2011 who participate in the plan will receive a matching contribution from us of up to 100% of the first 2% of annual salary contributed, and up to 50% of further employee contributions up to a maximum of 8% of annual salary;

—	Medical and dental health insurance plans; and

—	Life insurance plan (benefit equal to two times annual salary) and long-term disability insurance plan.

The 401(k) plan and the medical and dental plans require a contributory amount to be paid by all participants. While no participant contribution is required for the life insurance plan, we do include the cost of those benefits that exceed $50,000 in a participants’ reported income to the Internal Revenue Service. We provide a long-term disability insurance plan under which we pay the insurance premiums. In some cases, NEOs and other participants have requested, and been permitted, to pay the premiums themselves, so that any benefits paid upon disability would not be taxable to the participant.

We believe that the several insurance plans we offer are important components of our comprehensive benefit package, which should induce employees to remain with us. We believe that a 401(k) plan induces our employees to save for future retirement needs, and we encourage this by matching individual plan contributions as described above, by participating employees.

PERQUISITES.  We provide limited perquisites to our NEOs. We offer them the use of a company-owned automobile primarily for business use. The automobile facilitates NEO travel between our offices, to business meetings with customers and vendors and to investor presentations. NEOs may use the automobile for personal transportation. Personal use of the automobile results in taxable income to the NEO, and we include this in the amounts of income we report to the NEO and the Internal Revenue Service.

We also support and encourage our NEOs to hold a membership in a local country club (our CEO holds memberships in two clubs) for which we pay admission costs, dues and other business related expenses. We find that the club membership is an effective means of obtaining business as it allows NEOs to interact with present and prospective customers in a relaxed, informal environment. We require that any personal use of the country club facilities for golf or food be paid directly by the NEO. Because the club memberships are used at our expense only for business entertainment, we do not include them as perquisites in our Summary Compensation Table.

POST-EMPLOYMENT COMPENSATION ELEMENTS

SEVERANCE AGREEMENTS.  We have a written severance agreement with each of our NEOs. We have these severance agreements because each of them has accumulated many years of service as one of our executive officers, and we want them to continue in our service. We believe the assurance that their income will not immediately suffer if their employment were to terminate, helps retain them in our service.

While the severance agreements entitle our NEOs to payment of a year’s salary, it is worth noting that our overall severance policy for officers at all levels provides for two weeks of severance pay for each completed year in our employ. This means that even a more junior officer who has been with us 26 years or longer receives the same severance payment (in terms of a year’s salary as an NEO receives under his or her severance agreement. The NEO severance agreements therefore represent, in most cases, only a modest increase in severance pay over what the NEO would have received under the general officer severance policy, since most of our NEOs have been with us for a substantial number of years.

CHANGE IN CONTROL AGREEMENTS.  We have a written change in control agreement with each of our NEOs. Each agreement provides for a lump sum payment and other benefits if two triggering events take place. These triggering events are, first, a change in control, and second, a termination of the NEO’s employment before the third anniversary of the change in control. To entitle the departing NEO to the lump sum payment, the employment termination has to be either (i) by us without cause, or (ii) by the NEO for good reason, so there is no payment if we terminate the NEO for cause, or the NEO resigns without good reason. “Cause” and “good reason” are terms defined in each agreement. The lump sum payment is equal to three times the highest annual combined salary and non-equity portion of any EIP award the NEO received in the three years before the change in control.

The change in control agreements with our NEOs were originally entered into prior to March 2004 and require that we make a “gross-up” payment to reimburse any NEO for excise taxes payable on the lump sum. We are aware of a mounting level of criticism of these “gross-ups” as excessive, and we have eliminated the “gross-up” provision from change in control agreements entered into since March 2004. However, we have “grandfathered” those provisions in pre-March 2004 change in control agreements and they will continue to be applicable to the NEOs who signed those agreements, for the reasons set forth below.

We did not enter into any new change in control agreements with an NEO in 2011. We did not amend any NEO change in control agreements in 2011, other than an amendment to existing agreements with NEOs that redefined “Compensation” to include all cash awards in a given year, regardless of when paid out, but excluded any award that has been “clawed back” in accordance with our claw-back policy (described above under “Our Compensation Philosophy.”)

We believed at the time the pre-March 2004 “grandfathered” arrangements were entered into that the reason for the lump sum payment, (retention of key employees after announcement of a change in control, as explained in the third paragraph below,) extended also to the principle that our NEOs are entitled to the full benefit of the lump sum, without having it effectively reduced by the payment of excise taxes. In other words, these payments are only intended to put NEOs who receive them in the same after-tax position as they would have been had they received severance payments for reasons other than a change in control. They are not intended to, and they do not, act as reimbursement of normal income taxes.

The second triggering event, the NEO’s termination of employment by us without cause, or by the NEO for good reason, was selected because the NEO becomes entitled to substantial compensation if both triggers happen, and should be not entitled to it if he or she was terminated for cause, or voluntarily quit without “good reason.”

Also, under the terms of our Long-Term Stock Incentive Plan, occurrence of a change in control results in immediate acceleration of vesting and exercisability of unvested stock options, and accelerated vesting of restricted stock awards, even if termination of employment has not occurred. This “single trigger” acceleration of vesting assures the NEOs that all their stock-based awards will be available to them despite a subsequent termination of their employment without cause or attempt by new management to force them to quit, either of which would otherwise result in forfeiture of unvested options.

The banking industry has seen a great deal of consolidation over the past several years. We think it appropriate to provide senior-level employees some assurance that, were we to engage in a business combination with another institution, their job-related income would not be at risk. We believe that the change in control agreements with our NEOs give us greater assurance that these key individuals will not terminate their employment with us out of concern for their financial security, after a change in control transaction is announced, or out of concern that we might be viewed as a target for one.

The substantially increased benefit we give our NEOs in the event of a change in control, compared with the benefit under our severance agreements is our effort to deal with our NEOs’ concerns about their immediate future plans if a change in control takes place. We think that the security of knowing they will receive a substantial lump sum payment if their employment is terminated following a change in control will result in their job performance being unaffected by that change.

The terms of the severance agreements and change in control agreements are described more fully in this Proxy Statement under “Other Potential Post-Employment Payments.”

COMPENSATION DETAILS

PERFORMANCE-BASED COMPENSATION ELEMENTS

BASE SALARIES.  Our NEOs had received base salary increases in January 2010, under the compensation plan we adopted while we were still subject to restrictions on compensation imposed by the U.S. Treasury’s Troubled Asset Relief Program (TARP). The TARP restrictions did not permit cash bonuses, so the only way to avoid steep reductions in cash compensation was to increase base salaries. These increases remained in effect after the Company repaid its TARP financing and exited the TARP program.

The Committee recommended base salary increases for our NEOs in 2011, in view of their contribution to our performance. Those increases rewarded the successful efforts of our senior management in maintaining our financial stability and navigating us through the most severe economic downturn since the 1930s while remaining profitable, making it possible for us to continue our regular dividend payments to our common shareholders. The recommended increases ranged from approximately 3% to 8% of 2010 base salaries. Table 5 below shows 2010 and 2011 NEO base salaries and percentage increases for 2011.

For Mr. Lipkin, the Committee determined to increase his base salary in 2011 by approximately 7% over 2010.

The Committee believes that Mr. Lipkin was deserving of a substantial increase in base salary and total compensation in 2011 despite the fact that the Company’s financial performance for the year did not meet the Company’s long term financial objectives, including reductions in net loans, deposits and assets in 2010. The factors that were considered by the Committee in making this determination were:

—	The substantial decrease (44%) in total compensation experienced by Mr. Lipkin in 2009 as compared to 2008;

—	The dramatic increase in the complexity of the Company’s business as a result of the economic environment and increase in regulatory burden recently experienced by financial institutions;

—	The financial success of the Company relative to many of its peers in 2010, notwithstanding that the Company’s operating results for the year did not meet its long term financial objectives; and

—	The leadership that Mr. Lipkin demonstrated in guiding the Company through one of the most difficult economic times in recent history.

NEO base salaries for 2012 were unchanged from 2011.  This decision reflected the Committee’s determination that the NEO’s cash compensation is above the percentile targeted relative to the peer group. See “Peer Group Considerations” above. Table 5 below shows NEO base salaries for 2010, 2011 and 2012 and the dollar and percentage increase from 2010 to 2011.

Table 5. NEO Base Salaries 2010, 2011 and 2012

		Increase for 2011
Named Executive Officer	2010 Base Salary	($)	(%)	2011 Base Salary	2012 Base Salary
Gerald H. Lipkin	$1,050,000	$73,500	7.00%	$1,123,500	$1,123,500
Alan D. Eskow	505,000	40,750	8.07	545,750	545,750
Peter Crocitto	505,000	40,750	8.07	545,750	545,750
Albert L. Engel	425,000	15,000	3.53	440,000	440,000
Robert M. Meyer	450,000	15,000	3.33	465,000	465,000

EIP AWARDS.  Under the EIP, Valley may pay incentive compensation to its NEOs in an aggregate amount equal to 5% of its net income for the calendar year with the exact amounts to be determined by the Committee. In March 2011, the Committee began the process of determining awards under the EIP by:

—	Identifying the NEOs as the EIP participants; and

—	Allocating a share of the EIP pool to each participant, as shown in the first column of Table 6 below.

At the same time as it allocated pool shares to the NEOs, the Committee established (i) cash award targets for our NEOs, expressed as percentages of their respective salaries, and (ii) a range from 0% to 200% of target for the actual cash award. For 2011, the Committee determined that the maximum sum of the NEO’s 2011 cash EIP award range would be no more than 25% of the EIP pool. The Committee further determined that additional awards could be made under the EIP in the form of restricted stock with a fair value equal to no more than the aggregate cash compensation paid to each NEO for 2011. Table 6 below shows the allocation of the 5% pool, the target cash awards for each NEO shown both as the percentage of base salary and on a numerical basis, and the range of potential EIP cash awards on a numerical basis.

Table 6. Cash Award Pool Allocation and Cash Award Targets

Named Executive Officer	Allocation of EIP Pool	2011/2012 Base Salary	EIP Target Cash Award as % of 2011/2012 Base Salary	EIP Target Cash Award ($)	EIP Cash Award Range (0% - 200% of Target)
Gerald H. Lipkin	44%	$1,123,500	50%	$561,750	$0 - $1,123,500
Alan D. Eskow	17%	545,750	35%	191,013	0 - $382,025
Peter Crocitto	17%	545,750	35%	191,013	0 - $382,025
Albert L. Engel	11%	440,000	25%	110,000	0 - $220,000
Robert M. Meyer	11%	465,000	25%	116,250	0 - $232,500

	100%

In February 2012, the Committee certified the amount of the 2011 pool of $9,859,250, which the Committee confirmed was 5% of 2011 net income before taxes. Based on Valley’s 2011 financial results and the 2011 goals accomplished by each NEO, the Committee granted cash awards to the NEOs. The Company’s performance was substantially equal to our budget of EPS and net income for the full year. The NEOs overcame negative and often unexpected impacts to attain these results including an OTTI charge of $19.1 million, low interest rates, increased regulatory costs affecting our operating results, a sluggish economy and increases in non-performing assets. The Committee concluded that the NEOs deserved an increase in the aggregate EIP awards due to the efforts of the NEOs in the face of these obstacles and in recognition of the fact that the NEOs were instrumental in the negotiation of the terms of the State Bancorp, Inc. acquisition, the related merger agreement, and performance of the many tasks required in order to complete the transaction. In light of the performance of our Company relative to the peer group, the financial results and achieved goals, as well as a comparison of NEO compensation to executive compensation of the KRX, the Committee awarded cash bonuses to the NEOs in the aggregate amount of $815,280. This amount is 8.3% of the total 2011 EIP pool of $9,859,250 and 70% of the aggregate target cash awards. Mr. Lipkin’s cash award was $410,000, or 9.5% of his maximum potential award and 73% of his target cash award.

The 2011 cash awards were lower than the cash awards for 2010. This resulted in part from the comparison of our NEOs cash payments to new the peer group. To complete the EIP awards, the Committee used its discretion to pay a portion of the remaining allocation of the 2011 EIP pool to each NEO in the form of restricted stock, as discussed under “Long-Term Stock Incentive Plan Awards” below. The aggregate number of shares of restricted stock awarded to the NEOs was 176,949, with a fair value of $2.2 million. Mr. Lipkin received 81,169 restricted shares with a fair value of $1 million.

Table 7 below shows the 2012 cash and equity EIP awards for each NEO, as compared to the maximum EIP award permitted under the EIP for 2011.

Table 7. EIP Awards for 2011

Named Executive Officer	Maximum EIP Award	Cash Award Paid	Equity Award Paid	Total Award Paid
Gerald H. Lipkin	$4,338,070	$410,000	$1,000,000	$1,410,000
Alan D. Eskow	1,676,073	114,890	390,000	504,890
Peter Crocitto	1,676,073	114,890	390,000	504,890
Albert L. Engel	1,084,518	87,750	200,000	287,750
Robert M. Meyer	1,084,518	87,750	200,000	287,750

	$9,859,250	$815,280	$2,180,000	$2,995,280

The aggregate total EIP award paid (both cash and equity) was $2,995,280, or approximately 30% of the total maximum amount available for grant under the EIP. Mr. Lipkin received a total award of $1,410,000, or approximately 33% of his maximum award under the EIP.

The Committee determined that it would make awards under the EIP for 2011 which consist of a larger percentage of restricted stock and a smaller percentage of cash. The Committee made this determination based on its analysis that the amount of cash compensation paid to its NEOs is high relative to its peer group (including the observation that three NEOs’ cash compensation exceeded the 75th percentile of the peer group in 2010) and that equity compensation paid by Valley is low in relation to its peer group. The Committee also believes that by placing a greater emphasis on restricted stock (which vests over time) it is more closely aligning NEO compensation with the interests of its shareholders, especially in light of Valley’s “hold-past termination” and “clawback” policies.

Mr. Lipkin was allocated a higher share of the EIP pool than the other NEOs because the Committee believed it appropriate. Mr. Lipkin’s award level reflected his substantially higher level of executive responsibility for our operations, the length of time he has served as CEO, and the Committee’s satisfaction with our results of operations under his leadership.

In determining the actual cash and restricted stock awards paid from the EIP pool in 2011, and in evaluating NEO performance, the Committee did not take a formulaic approach, but rather based its decisions on a number of business-related criteria such as:

—	Application of quantitative and qualitative reviews of executive performance by our CEO and the Committee;

—	Valley’s operating results in 2011 and prior years as indicated by per-share earnings and return on equity, and the contribution to those results by each of our NEOs;

—	Cash and equity-based awards to the NEOs of companies in our peer group with a goal that our NEO compensation ranks somewhere between the 25th and 75th percentiles of the peer group; and

—	Our evaluation of each NEO’s management of business and other risks arising from the part of our operations for which he bears responsibility.

LONG-TERM STOCK INCENTIVE PLAN AWARDS (LTSIP).  In February 2012 the Committee made equity-related awards to our NEOs under our long-term stock incentive plan and in accordance with the decisions made under the EIP. These awards consisted of shares of restricted stock. Restricted shares help to retain key employees, and tend to align economic interests of executives with those of shareholders.

The restricted shares were valued at fair market value on the date of the award, which was $12.32 per share. Table 8 below shows the restricted share awards issued to our NEOs in 2012 under our long-term stock incentive plan. Restrictions on restricted stock awards lapse at the rate of 33% per year commencing with the first anniversary of the date of grant.

The Committee awarded an aggregate of 176,949 restricted shares for 2011 with a fair value of $2,180,000. The Committee determined to award Mr. Lipkin 81,169 shares of restricted stock. The fair values of those shares for purposes of inclusion in the Summary Compensation Table is $1,000,000. For a discussion of how the Committee determined Mr. Lipkin’s total compensation and the allocation of such compensation between annual salary, cash awards and equity compensation please see the discussion under “Base Salaries” and “EIP Awards” above.

Table 8. 2011 NEO Long-Term Stock Incentive Plan Awards

Named Executive Officer	Restricted Stock Awarded (RSAs)	Value of RSA at $12.32 Per Share	Incentive Stock Options (ISOs) Awarded
Gerald H. Lipkin	81,169	$1,000,000	0
Alan D. Eskow	31,656	390,000	0
Peter Crocitto	31,656	390,000	0
Albert L. Engel	16,234	200,000	0
Robert M. Meyer	16,234	200,000	0

HOLD-PAST TERMINATION AND CLAWBACK POLICIES

Our “hold-past termination” policy applies to all unvested NEO award shares under the EIP and the Long-Term Stock Incentive Plan the vesting of which is accelerated as the result of an NEO’s retirement. The policy requires the departing NEO to hold 50% of those shares for at least 18 months after termination of employment with us.

Under our “clawback” policy, if an award granted under the EIP or Long-Term Stock Incentive Plan is later (within three years after the grant date) found by our Committee to have been based on materially inaccurate information that resulted in a material restatement of our financial statements, or on misrepresentation by the award recipient, we have instituted a “clawback” policy that will allow recapture of the award.

Our “hold-past termination” and “clawback” policies are described in more detail above under “Our Compensation Philosophy.”

SAY-ON-PAY VOTE AND SAY-ON-PAY FREQUENCY

SHAREHOLDER SAY-ON-PAY VOTES.  We asked our shareholders for an advisory vote to approve our NEO compensation program at our Annual Meetings of Shareholders in 2009, 2010 and 2011. Holders of 82.25%, 90.38% and 92.47% of shares voted to approve our NEO compensation program in 2009, 2010 and 2011, respectively. Though non-binding, we have taken these voting results into account and determined to continue our present compensation policies in view of this strong support from our shareholders.

SHAREHOLDER SAY-ON-PAY VOTE FREQUENCY.  At the 2011 Annual Meeting of Shareholders, we also asked our shareholders to approve the frequency of the Say-on-Pay vote just described. At such meeting an annual Say-on-Pay vote option was selected by holders of a plurality of shares voted. Though non-binding, we have taken these voting results into account, and accordingly the Company will continue to hold an annual advisory vote on executive compensation, at least until the next required Say-on-Pay Frequency vote, which will be at the Annual Meeting of Shareholders in 2017.

NEO MINIMUM STOCK OWNERSHIP.  To better align the interests of our NEOs with those of our common shareholders, we require each NEO to own a minimum number of shares of our common stock at all times while holding executive office. Table 9 below shows the minimum holdings required of each NEO. The minimum amounts were determined by the Committee based on the number of shares it considered appropriate in its discretion for the executive levels of our NEOs.

If an NEO is promoted and owns fewer than the minimum number of shares required for his or her new position, the Committee is authorized to fix the time by which any required increase in the NEO’s share ownership must take place. Each NEO already owns a substantial number of shares in excess of the Table 9 minimums.

Table 9. NEO Minimum Stock Ownership Requirements

Title (Name)	Minimum Required Common Stock Ownership*
CEO (Mr. Lipkin)	200,000 Shares
Senior EVP (Messrs. Eskow and Crocitto)	50,000 Shares
EVP (Messrs. Engel and Meyer)	25,000 Shares

*	Includes all shares each NEO is required under SEC rules to report as beneficially owned.

INCOME TAX CONSIDERATIONS

Our federal income tax deduction for non-performance based compensation paid to each of our NEOs is limited by Section 162(m)(1) of the Internal Revenue Code (IRC) to $1 million annually. Compensation paid to any of them exceeding $1 million is non-deductible for federal income tax purposes unless “performance-based,” meaning based on the executive’s achieving pre-established objective performance goals and paid under a plan pre-approved by our shareholders. At our annual shareholders meeting in 2010, the EIP was adopted, which allows the Committee to grant cash incentive compensation, stock options and restricted stock awards pursuant to that plan are intended to comply with the restrictions of Section 162(m). However, the Compensation Committee retains the authority to authorize payments that may not be intended to qualify as exempt performance-based compensation.

COMPENSATION PLANS

The following table sets forth information as of December 31, 2011 with respect to equity compensation plans under which shares of our common stock may be issued.

EQUITY COMPENSATION PLAN INFORMATION

Plan Category	Number of shares to be issued upon exercise of outstanding options	Weighted- average exercise price on outstanding options	Number of shares remaining available for future issuance under equity compensation plans (excluding shares reflected in the first column)
Equity compensation plans approved by security holders*	2,857,529	$18.13	6,526,664
Equity compensation plans not approved by security holders	0	0	0
Total	2,857,529		6,526,664

*	The 1999 Long-Term Stock Incentive Plan expired in January 2009 and replaced by The 2009 Long-Term Stock Incentive Plan.

SUMMARY COMPENSATION TABLE

The following table summarizes all compensation in 2011, 2010 and 2009 by the five most highly paid NEOs for services performed in all capacities for Valley and its subsidiaries.

Name and Principal Position	Year	Salary	Stock Awards (1)	Option Awards (1)	Non-Equity Incentive Plan Compensation (2)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings *	All Other Compensation (3)	Total
Gerald H. Lipkin	2011	$1,123,500	$1,000,000	$0	$410,000	$478,112	$48,054	$3,059,666
Chairman of the Board,	2010	1,077,000	420,000	105,000	630,000	153,139	50,429	2,435,568
President and CEO	2009	700,000	349,998	0	0	(168,731)	47,748	929,015
Alan D. Eskow	2011	545,750	390,000	0	114,890	331,890	42,471	1,425,001
Director, Senior EVP,	2010	519,000	202,000	50,500	176,750	109,196	39,484	1,096,930
CFO and Secretary	2009	370,000	183,517	0	0	158,281	36,157	747,955
Peter Crocitto	2011	545,750	390,000	0	114,890	866,210	32,897	1,949,747
Director, Senior EVP,	2010	519,000	202,000	50,500	176,750	280,151	26,356	1,254,757
and COO	2009	370,000	183,517	0	0	537,432	26,337	1,117,286
Albert L. Engel	2011	440,000	200,000	0	87,750	250,578	35,442	1,013,770
EVP	2010	438,000	119,000	29,750	135,000	101,883	30,959	854,592
	2009	340,000	76,908	0	0	86,871	29,524	533,303
Robert M. Meyer	2011	465,000	200,000	0	87,750	199,552	37,182	989,484
EVP	2010	464,000	126,000	31,500	135,000	131,664	27,297	915,461
	2009	360,000	76,908	0	0	121,618	26,841	585,367

*

This column reflects the aggregate change in the actuarial present value of each NEO’s accumulated benefit under our defined benefit plan and the BEP during each fiscal year reported. The amounts in this column vary annually due to a number of factors, including the discount rate applied to determine the value of future payment streams. As a result of a reduction in prevailing interest rates in the credit markets over the last few years, the discount rate used pursuant to pension accounting rules to calculate the present value of future payments decreased from 5.75% in 2010 to 4.87% in 2011. On an aggregate basis, 81% of the increase in pension value and non-qualified deferred compensation earnings for our NEOs resulted from the decrease in discount rate and a change in the mortality table used by the actuary with respect to the plans, and 19% resulted from a change in plan definition.

(1)

Stock awards are restricted stock and option awards are incentive stock options. Stock awards reported in 2011 reflect the grant date fair value of the restricted stock awards granted by the Compensation Committee based on 2011 results under the EIP, which permits the Compensation Committee to determine to pay earned awards, in whole or in part, in the form of grants of stock-based awards under the Long-Term Stock Incentive Plan. Restrictions on restricted stock awards lapse at the rate of 33% per year.

(2)

Non-Equity awards earned for the year ended 2011 were, or will be distributed as follows: 50% of the non-equity award in February 2012 and the remaining balance will be paid in eight equal quarterly installments, beginning April 2012 to January 2014. Non-Equity awards earned for the year ended 2010 were, or will be distributed as follows: 50% of the non-equity award in February 2011 and the remaining balance will be paid in eight equal quarterly installments, beginning April 2011 to January 2013. (3) All other compensation includes perquisites and other personal benefits paid in 2011 including automobile, accrued dividends on nonvested restricted stock, 401K contribution payments by Valley and group term life insurance – (see table below).

All Other Compensation (shown above) for 2011

Name	Auto (1)	Accrued Dividends & Interest Earned on Nonvested Stock Awards (2)	401(k) (3)	GTL (4)	Other	Total
Gerald H. Lipkin	$10,304	$32,850	$4,900	$0	$0	$48,054
Alan D. Eskow	15,627	14,420	4,900	7,524	0	42,471
Peter Crocitto	10,955	14,420	4,900	2,622	0	32,897
Albert L. Engel	15,202	8,766	4,900	6,574	0	35,442
Robert M. Meyer	9,610	9,260	4,900	13,412	0	37,182

(1)	Auto represents the portion of personal use of a company-owned vehicle by the NEO during 2011.
(2)	Accrued dividends and interest on non-vested restricted stock awards until such time as the vesting takes place.
(3)	The company provides up to a 2% match for the defined contribution 401(k) Plan to the NEO and all other full time employees in the plan.
(4)	GTL or Group Term Life Insurance represents the cost to the Company of life insurance benefits equal to two times salary. This benefit is provided to all full time employees.

2011 GRANTS OF PLAN-BASED AWARDS

The following table represents the grants of awards to the NEO in 2011 under the Executive Incentive Plan and Long-Term Stock Incentive Plan.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($) (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (#) (1)			Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum
Gerald H. Lipkin	2/7/2012	$0	$561,750	$1,123,500	—	81,169	—	$1,000,000
Alan D. Eskow	2/7/2012	0	191,013	382,025	—	31,656	—	390,000
Peter Crocitto	2/7/2012	0	191,013	382,025	—	31,656	—	390,000
Albert L. Engel	2/7/2012	0	116,250	232,500	—	16,234	—	200,000
Robert M. Meyer	2/7/2012	0	110,000	220,000	—	16,234	—	200,000

(1)

As discussed in the Compensation Discussion and Analysis under the heading “EIP Awards”, on February 7, 2012 and in accordance with our EIP, the Compensation Committee established a bonus pool equal to 5% of our net income before income taxes during fiscal 2011 (the “2011 EIP bonus pool”) and assigned a percentage share of the 2011 EIP bonus pool to each of our NEOs. The EIP permits the Compensation Committee to determine to pay earned awards, in whole or in part, in the form of cash or equity awards granted under the Long-Term Stock Incentive Plan. For 2011, the Compensation Committee determined that any cash awards that may be earned under the 2011 EIP bonus pool would be limited to a pre-established range set as a percentage of the particular NEO’s base salary. Each NEO could earn between 0% to 200% of his target cash award. See Table 6 (“Cash Award Pool Allocation and Cash Award Targets”) above for information regarding each NEO’s share of the 2011 EIP bonus pool and the salary amount used to determine the range of his potential cash awards under the 2011 EIP bonus pool. After certifying the results under the 2011 EIP bonus pool, the Compensation Committee awarded each NEO the cash amount reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table for 2011. As discussed in the Compensation Discussion and Analysis under Long-Term Stock Incentive Plan Awards, the Compensation Committee also determined to grant each NEO an award of restricted stock out of the balance of each NEO’s portion of the 2011 EIP bonus pool that remained available for grant following the cash awards.

Restrictions on restricted stock awards lapse at the rate of 33% per year commencing with the first anniversary of the date of grant. Dividends are credited on restricted stock at the same time and in the same amount as dividends paid to all other common shareholders. Credited dividends are accumulated and paid upon vesting, and are subject to the same restrictions as the underlying restricted stock. These awards are made pursuant to the Valley National Bancorp 2009 Long-Term Stock Incentive Plan. Upon a “change-in-control,” as defined in that plan, all restrictions on shares of restricted stock will lapse. See the discussion of the Long-Term Stock Incentive Plan Awards under “Compensation Details” and “Performance-Based Compensation Elements” in the CD & A section above.

The per share grant date fair market values under ASC Topic 718 on restricted stock award was $12.32.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table represents stock options and restricted stock awards outstanding for each NEO as of December 31, 2011. All stock options and restricted stock awards have been adjusted for stock dividends and stock splits.

		Option Awards (1)				Stock Awards (2)
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested* ($)
Gerald H. Lipkin	2/7/2012					81,169	$1,000,000
	11/15/2010	13,834	28,086	$12.50	11/15/2020	22,503	278,362
	11/17/2009	0	0		—	9,700	119,989
	2/12/2008	25,527	17,017	15.38	2/12/2018	11,440	141,513
	2/13/2007	35,737	8,933	20.33	2/13/2017	3,828	47,352
	2/15/2006	33,503	0	18.09	2/15/2016	0	0
	2/8/2005	28,143	0	19.04	2/8/2015	0	0
	2/26/2004	29,548	0	19.01	2/26/2014	0	0
	3/1/2003	10,858	0	16.53	3/1/2013	0	0
	2/15/2002	31,027	0	17.21	2/15/2012	0	0

Total awards (#)		208,177	54,036			128,640	$1,587,216
Market value of in-the-money options ($) (3)		0	0
Alan D. Eskow	2/7/2012					31,656	$ 390,000
	11/15/2010	6,653	13,509	$12.50	11/15/2020	10,823	133,881
	11/17/2009	0	0		—	2,578	31,890
	6/12/2009	0	0		—	2,756	34,092
	2/12/2008	12,034	8,023	15.38	2/12/2018	4,681	57,904
	11/13/2006	21,059	0	20.14	11/13/2016	0	0
	11/14/2005	19,430	0	18.42	11/14/2015	0	0
	11/16/2004	16,887	0	19.88	11/16/2014	0	0
	11/17/2003	17,729	0	19.80	11/17/2013	0	0
	11/18/2002	13,081	0	16.97	11/18/2012	0	0

Total awards (#)		106,873	21,532			52,494	$ 647,767
Market value of in-the-money options ($) (3)		0	0
Peter Crocitto	2/7/2012					31,656	$ 390,000
	11/15/2010	6,653	13,509	$12.50	11/15/2020	10,823	133,881
	11/17/2009	0	0		—	2,578	31,890
	6/12/2009	0	0		—	2,756	34,092
	2/12/2008	12,034	8,023	15.38	2/12/2018	4,681	57,904
	11/13/2006	21,059	0	20.14	11/13/2016	0	0
	11/14/2005	19,430	0	18.42	11/14/2015	0	0
	11/16/2004	16,887	0	19.88	11/16/2014	0	0
	11/17/2003	17,729	0	19.80	11/17/2013	0	0
	11/18/2002	18,617	0	16.97	11/18/2012	0	0

Total awards (#)		112,409	21,532			52,494	$ 647,767
Market value of in-the-money options ($) (3)		0	0

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END—Continued

		Option Awards (1)				Stock Awards (2)
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested* ($)
Albert L. Engel	2/7/2012					16,234	$ 200,000
	11/15/2010	3,920	7,958	$12.50	11/15/2020	6,375	78,859
	11/17/2009	0	0		—	2,132	26,373
	2/12/2008	12,034	8,023	15.38	2/12/2018	4,160	51,459
	11/13/2006	21,059	0	20.14	11/13/2016	0	0
	11/14/2005	19,432	0	18.42	11/14/2015	0	0
	11/16/2004	14,070	0	19.88	11/16/2014	0	0
	11/17/2003	10,341	0	19.80	11/17/2013	0	0
	11/18/2002	14	0	16.97	11/18/2012	0	0

Total awards (#)		80,870	15,981			28,901	$ 356,691
Market value of in-the-money options ($) (3)		0	0
Robert M. Meyer	2/7/2012					16,234	$ 200,000
	11/15/2010	4,150	8,426	$12.50	11/15/2020	6,751	83,510
	11/17/2009	0	0		—	2,132	26,373
	2/12/2008	12,034	8,023	15.38	2/12/2018	4,499	55,653
	11/13/2006	21,059	0	20.14	11/13/2016	0	0
	11/14/2005	19,430	0	18.42	11/14/2015	0	0
	11/16/2004	16,887	0	19.88	11/17/2014	0	0
	11/17/2003	17,729	0	19.80	11/17/2013	0	0
	11/18/2002	18,617	0	16.97	11/18/2012	0	0

Total awards (#)		109,906	16,449			29,616	$ 365,535
Market value of in-the-money options ($)*		0	0

(1)

The stock option awards become exercisable at the rate of 33% per year, commencing with the first anniversary of the date of grant, for 2010 and 2009 grants, and 20% per year, commencing with the first anniversary of the date of grant for 2008 grants, if any. These awards are made pursuant to the Valley National Bancorp Long-Term Stock Incentive Plans; and will accelerate in the event of a change-in-control, as defined under the Plans.

(2)

Restrictions on restricted stock awards lapse at the rate of 33% per year, for 2012, 2010 and 2009 awards, and 20% per year for 2008 awards, commencing with the first anniversary of the date of grant. Dividends are credited on restricted stock at the same time and in the same amount as dividends paid to all other common shareholders. Credited dividends are accumulated and paid upon vesting, and are subject to the same restrictions as the underlying restricted stock. The 2012 awards represent the restricted stock granted out of the 2011 EIP bonus pool.

(3)	At market value of $12.37 as of December 30, 2011.

2011 OPTION EXERCISES AND STOCK VESTED

The following table shows the restricted stock that vested by NEOs in 2011 and the value realized upon vesting.

	Stock Awards
Name	Number of Shares Acquired Upon Vesting	Value Realized on Vesting ($) (*)
Gerald H. Lipkin	34,354	$422,319
Alan D. Eskow	15,045	184,324
Peter Crocitto	15,045	184,324
Albert L. Engel	9,394	113,904
Robert M. Meyer	9,746	118,270

*

The value realized on vesting of restricted stock awards represents the aggregate dollar amount realized upon vesting by multiplying the number of vested shares of restricted stock that vested by fair market value of the underlying shares on the vesting date.

2011 PENSION BENEFITS

PENSION PLAN.  Valley maintains a non-contributory, defined benefit pension plan for all eligible employees. The annual retirement benefit under the pension plan is (i) 0.85% of the employee’s average final compensation up to the employee’s average social security wage base plus (ii) 1.15% of the employee’s average final compensation in excess of the employee’s average social security wage base, (iii) multiplied by the years of credited service (to a maximum of 35 years). Employees who were participants in the pension plan on December 31, 1988 are entitled to the higher of the foregoing or their accrued benefit as of December 31, 1988 under the terms of the plan then in effect. An employee’s “average final compensation” is the employee’s highest consecutive five-year average of the employee’s annual salary (excluding non-equity compensation, overtime pay and other special pay), i.e., the amount listed as “Salary” in the Summary Compensation Table, subject to each year’s annual compensation limit, currently $245,000 for 2011.

BENEFIT EQUALIZATION PLAN.  Effective January 1, 1989, Valley adopted a Benefit Equalization Plan (BEP) which provides retirement benefits in excess of the amounts payable from the pension plan for certain highly compensated officers. Benefits are determined as follows: (a) the benefit calculated under Valley pension plan formula in effect prior to January 1, 1989 and without regard to the limits on recognized compensation and maximum benefits payable from a qualified defined benefit plan, minus (b) the individual’s pension plan benefit. In general, officers of Valley who are members of the pension plan and who receive annual compensation in excess of the compensation limits under the qualified plan are eligible to participate in the BEP. The Compensation and Human Resources Committee of the Board of Directors has the authority to determine, in its discretion, which eligible officers will participate in the BEP. Effective January 1, 1989, Mr. Lipkin became a participant in the BEP; effective January 1, 1996, Mr. Crocitto became a participant in the BEP; effective January 1, 2001, Mr. Eskow and Mr. Meyer became participants in the BEP. Effective December 13, 2004, Mr. Engel became a participant in the BEP. Three other non-NEO senior executive officers presently participate in the BEP.

The following table shows each pension plan that the NEO participates in, the number of years of credited service and the present value of accumulated benefits.

Name	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefits ($)
Gerald H. Lipkin	VNB Pension Plan	35	$957,095
	VNB Benefit Equalization Plan	35	6,458,684
Alan D. Eskow	VNB Pension Plan	20	634,367
	VNB Benefit Equalization Plan	20	1,055,129
Peter Crocitto	VNB Pension Plan	30	1,084,879
	VNB Benefit Equalization Plan	35	2,385,756
Albert L. Engel	VNB Pension Plan	14	399,455
	VNB Benefit Equalization Plan	14	535,077
Robert M. Meyer	VNB Pension Plan	14	415,940
	VNB Benefit Equalization Plan	16	762,104

Present values of the accumulated benefits under the BEP and Pension Plan were determined as of January 1, 2012 based upon the accrued benefits under each plan as of December 31, 2011 and valued in accordance with the following principal actuarial assumptions: (1) post-retirement mortality in accordance with the RP-2000 combined mortality table projected to 2021 (“RP-2000 P2021”), (2) interest at an annual effective rate of 4.87% compounded annually, (3) retirement at the earliest age (subject to a minimum age of 55 and a maximum age equal to the greater of 65 and the participant’s age on January 1, 2012) at which unreduced benefits would be payable assuming continuation of employment and (4) payment in the form of a single life annuity (except for Mr. Lipkin whose benefits are payable in the form of a joint and two-thirds survivor annuity).

GERALD H. LIPKIN.  Pursuant to an agreement dated August 15, 2006, a minimum retirement benefit of $600,000 per year will be provided to Mr. Lipkin, so long as he survives, in the form of a joint and two-thirds survivor annuity which would pay his wife $400,000 per year in the event of Mr. Lipkin’s death; the agreement was amended, most recently in February 2011, to provide that, should Mr. Lipkin not survive past the 10 years after retirement and should his spouse survive him, she will be entitled to receive thereafter, so long as she survives, $600,000 per year through the tenth anniversary of his retirement and $400,000 per year thereafter; and, if neither Mr. Lipkin nor his spouse survives until the 10 year anniversary of his retirement, the estate of the last-surviving one of them shall be entitled to receive a lump-sum payment equal to $600,000 multiplied by the number of years (including fractional years) from the last survivor’s death to and including the 10 year anniversary of Mr. Lipkin’s retirement. In case of the simultaneous death of Mr. Lipkin and his wife, the provision of his will relative to that contingency shall determine which spouse is deemed to survive the other. Except as contained in the description of the plan formulas above, the benefits listed in the tables are not subject to any deduction for social security or other offset amounts.

The present value of accumulated benefits shown above for Mr. Lipkin, who is retirement eligible, is based upon annual annuity amounts from the Pension Plan and BEP of $80,187 and $525,960; respectively, payable as joint and 66-2/3% survivor annuities and assuming immediate commencement of payments due to Mr. Lipkin’s attainment of normal retirement age.

ALAN D. ESKOW.  The present value of accumulated benefits shown above for Mr. Eskow is based upon annual annuity amounts from the Pension Plan and BEP of $50,576 and $84,122; respectively, payable as single life annuities. Mr. Eskow is currently eligible for early retirement with unreduced benefits.

PETER CROCITTO.  The present value of accumulated benefits shown above for Mr. Crocitto is based upon annual annuity amounts from the Pension Plan and BEP of $74,094 and $162,940, respectively, payable as single life annuities. Mr. Crocitto is not currently eligible for early retirement; assuming continuation of employment, Mr. Crocitto will be eligible for early retirement with unreduced benefits on June 1, 2012.

ALBERT L. ENGEL.  The present value of accumulated benefits shown above for Mr. Engel is based upon annual annuity amounts from the Pension Plan and BEP of $35,403 and $47,423, respectively, payable as single life annuities. Mr. Engel is currently eligible for early retirement with reduced benefits, and assuming continuation of employment, will be eligible for unreduced benefits on July 1, 2013.

ROBERT M. MEYER.  The present value of accumulated benefits shown above for Mr. Meyer, who is retirement eligible, is based upon annual annuity amounts from the Pension Plan and BEP of $35,611 and $65,248, respectively, payable as single life annuities and assuming immediate commencement of payments due to Mr. Meyer’s attainment of normal retirement age.

EARLY RETIREMENT BENEFITS.  A NEO’s accrued benefits under the Bank’s Pension Plan and BEP are payable at age 65, the individual’s normal retirement age. If an executive terminates employment after both attainment of age 55 and completion of 10 years of service, he is eligible for early retirement. Upon early retirement, an executive may elect to receive his accrued benefit unreduced at age 65 or, alternatively, to receive a reduced benefit commencing on the first day of any month following termination of employment and prior to age 65. The amount of reduction is 0.5% for each of the first 60 months and 0.25% for each of the next 60 months that benefits commence prior to the executive’s normal retirement date (resulting in a 45% reduction at age 55, the earliest retirement age under the plans). However, there is no reduction for early retirement prior to the normal retirement date if the sum of the executive’s age and years of credited service at the benefit commencement date equals or exceeds 80. NEOs who are currently eligible for early retirement are Messrs. Eskow, Engel and Meyer.

OTHER POTENTIAL POST-EMPLOYMENT PAYMENTS

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS.  Valley and the Bank entered into an amended severance agreements and change-in-control agreements, each dated as of January 22, 2008, with the NEOs. The following discussion describes the agreements in place as of December 31, 2011, which form the basis of the tabular presentation that follows.

SEVERANCE AGREEMENT PROVISIONS.  In the event of termination of employment without cause, the severance agreements with the NEOs provide for a lump sum payment equal to twelve months of base salary as in effect on the date of termination, plus a fraction of the NEO’s most recent annual Executive Incentive Plan award. That fraction is equal to (a) the number of months which have elapsed in the current calendar year divided by (b) 12. For the purpose of the severance agreements, “cause” means willful and continued failure to perform employment duties after written notice specifying the failure, willful misconduct causing material injury to us that continues after written notice specifying the misconduct, and a criminal conviction (other than a traffic violation), drug abuse or, after a written warning, alcohol abuse or excessive absence for reasons other than illness, except in the case of Mr. Lipkin, whose severance agreement defines “cause” as gross misconduct in connection with our business or otherwise. None of the NEOs would receive severance (the salary component or the non-equity incentive award component) as a result of his death, retirement, resignation or termination of employment with cause, except in the case of Mr. Lipkin, as discussed under “Pension Benefits” above. No lump sum severance payment is made under the severance agreements if the NEO receives severance under a change-in-control agreement (described below).

Mr. Lipkin’s severance agreement contains the provision, discussed under “Pension Benefits” above, for a minimum retirement benefit under our tax qualified pension plan and the BEP of $600,000 per year. This means that if his total benefits under these plans are less than $600,000, we will be required to make up the difference.

Also, under the severance agreements with the NEOs, we provide the NEOs with a lump sum cash payment in place of medical benefits. The payment is 125% of total monthly premium payments under COBRA reduced by the amount of the employee contribution normally made for the health-related benefits they were receiving at termination of employment, multiplied by 36. COBRA provides temporary continuation of health coverage at group rates after termination of employment. This cash payment is due upon the termination of the NEO by the Bank other than for cause, or upon his death or disability, except in the case of Mr. Lipkin, where the cash payment in place of benefits is due upon his termination of employment for any reason.

Under the severance agreements with the NEOs, we also provide the NEOs with a lump sum life insurance benefit equal to 125% of our share of the premium for three years of coverage, based on the coverage and rates in effect on the date of termination.

Each NEO is required to keep confidential all confidential information that he obtained in the course of his employment with us. The NEOs are also restricted from competing with us during the term of his employment with us and for one year after termination of his employment with us, except in the case of Mr. Lipkin, who is restricted from competing with us during the term of his employment with us and for two years after termination of his employment with us.

CHANGE-IN-CONTROL AGREEMENTS (CIC) PROVISIONS.  If a NEO is terminated without cause or resigns for good reason following a CIC during the contract period (which is defined as the period beginning on the day prior to the CIC and ending on the earlier of (1) the third anniversary of the CIC or (2) the NEO’s death), the NEO would receive three times the highest annual salary and non-equity incentive received in the three years prior to the change-in-control. The NEOs would also receive medical and life insurance identical to the benefits described above under “Severance Agreement Provisions.”

Payments under the CIC Agreements are triggered by a “change-in-control” followed by another triggering event. The events defined in the agreements as changes of control are:

—

Outsider stock accumulation. We learn, or one of our subsidiaries learns, that a person or business entity has acquired 25% or more of Valley’s common stock, and that person or entity is neither our “affiliate” (meaning someone who is controlled by, or under common control with, Valley) nor one of our employee benefit plans;

—

Outsider tender/exchange offer. The first purchase of our common stock is made under a tender offer or exchange offer by a person or entity that is neither our “affiliate” nor one of our employee benefit plans;

—

Outsider subsidiary stock accumulation. The sale of our common stock to a person or entity that is neither our “affiliate” nor one of our employee benefit plans that results in the person or entity owning more than 50% of the Bank’s common stock;

—

Business combination transaction. We complete a merger or consolidation with another company, or we become another company’s subsidiary (meaning that the other company owns at least 50% of our common stock), unless, after the happening of either event, 60% or more of the directors of the merged company, or of our new parent company, are people who were serving as our directors on the day before the first public announcement about the event;

—	Asset sale. We sell or otherwise dispose of all or substantially all of our assets or the Bank’s assets.

—	Dissolution/Liquidation. We adopt a plan of dissolution or liquidation; and

—

Board turnover. We experience a substantial and rapid turnover in the membership of our Board of Directors. This means changes in board membership occurring within any period of two consecutive years that result in 40% or more of our board members not being “continuing directors.” A “continuing director” is a board member who was serving as a director at the beginning of the two-year period, or one who was nominated or elected by the vote of at least 2/3 of the “continuing directors” who were serving at the time of his/her nomination or election.

The second triggering event is the NEO leaving our employment under the following two conditions: First, the NEO must have left before the end of the “contract period” which, under the CIC Agreement, begins the day before the change-in-control and continues through the third anniversary of the change-in-control. Second, the NEO must have left either because we (or any successor) terminated him without “cause,” or he voluntarily quit for “good reason.”

“Cause” for termination of an NEO’s employment under the CIC Agreements means his failure to perform employment duties, misconduct in office, a criminal conviction, drug or alcohol abuse or excessive absence. “Good reason” for a NEO’s voluntary termination of employment under the CIC Agreements means any of the following actions by us or our successor:

—	We change the NEO’s employment duties to include duties not in keeping with his position within Valley or the Bank prior to the change-in-control;

—	We demote the NEO or reduce his authority;

—	We reduce the NEO’s annual base compensation;

—

We terminate the NEO’s participation in any non-equity incentive plan in which the NEO participated before the change-in-control, or we terminate any employee benefit plan in which the NEO participated before the change-in-control without providing another plan that confers benefits similar to the terminated plan;

—	We relocate the NEO to a new employment location that is outside of New Jersey or more than 25 miles away from his former location;

—	We fail to get the person or entity who took control of Valley to assume our obligations under the NEO’s CIC Agreement; and

—	We terminate the NEO’s employment before the end of the “contract period,” without complying with all the provisions in the NEO’s CIC Agreement.

PARACHUTE PAYMENT REIMBURSEMENT.  All NEOs are entitled to a “Parachute Penalty” tax gross-up payment in the case that certain payments resulting from a termination following a change-in-control exceed the threshold limit set forth in Section 280G of the Internal Revenue Code.

PENSION PLAN PAYMENTS.  The present value of the benefits to be paid to each NEO following termination of employment over his estimated lifetime is set forth in the table below. All NEOs receive three years additional service under the BEP upon termination as a result of a change-in-control due to dismissal without cause or resignation for good reason. Present values of the BEP and pension plan were determined as of January 1, 2012 based on post-retirement mortality in accordance with the RP-2000 combined mortality table projected to 2011 and interest at an annual effective rate of 4.87% compounded annually for the pension plan and 3.37% compounded annually for the BEP.

EQUITY AWARD ACCELERATION.  In the event of a change-in-control or termination of employment as a result of death, all restrictions on an NEO’s equity awards will immediately lapse. In the case of retirement, all restrictions will lapse except for awards under the 2009 LTSIP, for which a minimum of 50% of any accelerated equity award must be retained by the NEO for a period of 18 months. Upon termination of employment for any other reason, NEOs will forfeit all shares whose restrictions have not lapsed.

SEVERANCE BENEFITS TABLE.  The table set forth below illustrates the severance amounts and benefits that would be paid to each of the NEOs, if he had terminated employment with the Bank on December 31, 2011, the last business day of the most recently completed fiscal year, under each of the following retirement or termination circumstances: (i) death; (ii) dismissal for cause; (iii) retirement or resignation; (iv) dismissal without cause; and (v) dismissal without cause or resignation for good reason following a change-in-control of Valley on December 31, 2011. These payments are considered estimates as of specific dates as they contain some assumptions regarding stock, price, life expectancy, salary and non-incentive compensation amounts and income tax rates and laws.

Executive Benefits and Payments Upon Termination	Death	Dismissal for Cause	Retirement or Resignation	Dismissal Without Cause	Dismissal without Cause or Resignation for Good Reason (Following a Change-in- Control)
Mr. Lipkin
Amounts payable in full on indicated date of termination:
Severance – Salary component*	$1,123,500	$0	$0	$1,123,500	$3,231,000
Severance – Non-equity incentive*	0	0	0	0	1,890,000
Restricted stock awards	587,216	0	587,216	0	587,216
Stock options	0	0	0	0	0
Welfare benefits continuation	32,475	32,475	32,475	32,475	32,115
“Parachute Penalty” Tax gross-up	N/A	N/A	N/A	N/A	2,228,852

Sub Total	1,743,191	32,475	619,691	1,155,975	7,969,183
Present value of annuities commencing on indicated date of termination:
Benefit equalization plan	7,330,248	7,330,248	7,330,248	7,330,248	7,330,248
Pension plan	957,101	957,101	957,101	957,101	957,101

Total	$10,030,540	$8,319,824	$8,907,040	$9,443,324	$16,256,532

Mr. Eskow
Amounts payable in full on indicated date of termination:
Severance – Salary component	$0	$0	$0	$545,750	$1,557,000
Severance – Non-equity incentive	0	0	0	0	530,250
Restricted stock awards	257,767	0	257,767	0	257,767
Stock options	0	0	0	0	0
Welfare benefits continuation	22,255	0	0	22,255	22,255
“Parachute Penalty” Tax gross-up	N/A	N/A	N/A	N/A	1,080,850

Sub Total	280,022	0	257,767	568,005	3,448,122
Present value of annuities commencing on indicated date of termination:
Benefit equalization plan	1,212,031	1,212,031	1,212,031	1,212,031	1,503,145
Pension plan	634,367	634,367	634,367	634,367	634,367

Total	$2,126,420	$1,846,398	$2,104,165	$2,414,403	$5,585,634

Mr. Crocitto
Amounts payable in full on indicated date of termination:
Severance – Salary component	$0	$0	$0	$545,750	$1,557,000
Severance – Non-equity incentive	0	0	0	0	530,250
Restricted stock awards	257,767	0	0	0	257,767
Stock options	0	0	0	0	0
Welfare benefits continuation	55,661	0	0	55,661	55,661
“Parachute Penalty” Tax gross-up	N/A	N/A	N/A	N/A	1,900,375

Sub Total	313,428	0	—	601,411	4,301,053
Present value of annuities commencing on indicated date of termination:
Benefit equalization plan	1,577,057	1,577,057	1,577,057	1,577,057	3,202,291
Pension plan	541,237	541,237	541,237	541,237	541,237

Total	$2,431,722	$2,118,294	$2,118,294	$2,719,705	$8,044,581

Executive Benefits and Payments Upon Termination	Death	Dismissal for Cause	Retirement or Resignation	Dismissal Without Cause	Dismissal Without Cause or Resignation for Good Reason (Following a Change-in-Control)
Mr. Engel
Amounts payable in full on indicated date of termination:
Severance – Salary component	$0	$0	$0	$440,000	$1,314,000
Severance – Non-equity incentive	0	0	0	0	405,000
Restricted stock awards	156,691	0	0	0	156,691
Stock options	0	0	0	0	0
Welfare benefits continuation	35,744	0	0	35,744	35,744
“Parachute Penalty” Tax gross-up	N/A	N/A	N/A	N/A	937,359

Sub Total	192,435	0	0	475,744	2,848,794
Present value of annuities commencing on indicated date of termination:
Benefit equalization plan	608,256	608,256	608,256	608,256	943,582
Pension plan	394,652	394,652	394,652	394,652	394,652

Total	$1,195,343	$1,002,908	$1,002,908	$1,478,652	$4,187,028

Mr. Meyer
Amounts payable in full on indicated date of termination:
Severance – Salary component	$0	$0	$0	$465,000	$1,392,000
Severance – Non-equity incentive	0	0	0	0	405,000
Restricted stock awards	165,535	0	165,535	0	165,535
Stock options	0	0	0	0	0
Welfare benefits continuation	21,089	0	0	21,089	21,089
“Parachute Penalty” Tax gross-up	N/A	N/A	N/A	N/A	869,552

Sub Total	186,624	0	165,535	486,089	2,853,176
Present value of annuities commencing on indicated date of termination:
Benefit equalization plan	866,128	866,128	866,128	866,128	1,117,160
Pension plan	415,940	415,940	415,940	415,940	415,940

Total	$1,468,692	$1,282,068	$1,447,603	$1,768,157	$4,386,276

N/A	– Not applicable (a parachute penalty tax gross up is payable only upon a change-in-control).
*	Upon death, 12 months salary, offset by qualified and non-qualified retirement benefits payable in 12 months following death.

COMPENSATION COMMITTEE INTERLOCKS AND

INSIDER PARTICIPATION

The members of the Compensation and Human Resources Committee are Messrs. Gerald Korde, Andrew B. Abramson, Eric P. Edelstein, Michael LaRusso, Robinson Markel (until the date of the Annual Meeting), Barnett Rukin and Suresh L. Sani. Except for Mr. LaRusso and Mr. Markel, all of the other members of the Compensation and Human Resources Committee, or their affiliates, have engaged in loan transactions with the Bank, as discussed below, in “Certain Transactions with Management”. No other relationships required to be reported under the rules promulgated by the Securities and Exchange Commission exist with respect to members of our Compensation and Human Resources Committee.

CERTAIN TRANSACTIONS WITH MANAGEMENT

POLICY AND PROCEDURES FOR REVIEW, APPROVAL OR RATIFICATION OF RELATED PERSON TRANSACTIONS.  Our related person transaction practices and policies between Valley or any of its subsidiaries and an executive officer, director or an immediate family member are currently governed by the company’s Code of Conduct and Ethics (“Code of Conduct”). The Code of Conduct is available under our website and can be viewed at www.valleynationalbank.com/charters. In the ordinary course of business, directors (or their immediate family members or a business in which the director or his or her immediate family member is a partner, director, shareholder or executive officer) may provide services to Valley or to customers of the Bank. We require our directors and executive officers to complete a questionnaire, annually, to provide information specific to related party transactions.

Once we become aware of a proposed or a recurring transaction with a related party, it is referred to the CEO or CFO for consideration to determine whether the related party transaction should be allowed; whether it poses a conflict of interest; whether it should be terminated or modified. A transaction shall be consummated or shall continue only if the Audit and Risk Committee approves, or ratifies after the fact, the transaction in accordance with the guidelines set forth under the policy and if the transaction is on substantially the same terms to those that could be obtained in arm’s length dealings with an unrelated third party; or the transaction is approved by the disinterested members of the Board of Directors; or, a transaction involving compensation, is approved by Valley’s Compensation and Human Resources Committee. Any material related person transaction will be disclosed to the full Board of Directors.

TRANSACTIONS.  The Bank has made loans to its directors and executive officers and their associates and, assuming continued compliance with generally applicable credit standards, it expects to continue to make such loans. All of these loans (i) were made in the ordinary course of business, (ii) were made on the same terms, including interest rates and collateral as those available to other persons not related to Valley, and (iii) did not involve more than the normal risk of collectibility or present other unfavorable features.

During 2011, Valley and its customers made payments to entities with which at least one director is affiliated; except as indicated, the payments were less than 5% of the entity’s gross revenue. Each of the following payments were approved by the Audit and Risk Committee and the Board during 2011, as required under our Code of Conduct.

—

During 2011, Valley and its customers made payments totaling $226,264 (more than 5% of entity’s gross revenue) for legal services to a law firm in which director Graham O. Jones is the sole equity partner.

The $226,264 total represented approximately 20% of gross income of Jones & Jones in 2011.

The fees paid by Valley to Jones & Jones are for loan closings or collection proceedings. There is no similarity between the legal services of Jones & Jones provided to Valley or its borrowers and the services provided by Graham O. Jones to Valley as director.

With respect to the computation of the legal fees, those fees are substantially the same as those prevailing for other professionals with the same level of experience. With respect to loan closings, Valley sets the fees to be paid by a borrower when Jones & Jones acts as its review counsel in commercial real estate loan transactions which fees are subject to the approval of the borrower. In collection actions, this fee must be reasonable. Valley currently maintains relationships with 87 legal firms used for loan closings and loan collection efforts and Jones and Jones’ fees are comparable.

—	$51,489 for legal services to a law firm to which director Robinson Markel was Of Counsel during 2011.

—	$70,401 for legal services to a law firm of which director Richard Miller is President.

—

During 2011, Valley made payments totaling $1,005,545 (more than 5% of entity’s gross revenue) for fees pursuant to a long-standing consulting agreement with MG Advisors, Inc. MG Advisors is 100% owned by Michael Guilfoile, the spouse of Mary Guilfoile.

In 2011, the $1,005,545 payment represented approximately 56% of its gross revenues. This income from MG Advisors is not material to the overall financial position of Mr. Guilfoile or Ms. Guilfoile.

These fees paid are considered comparable, and probably lower than other professional fees which are available to Valley. Mr. Guilfoile’s 34 years of consulting and investment banking experience in the financial services sector and his knowledge of Valley through his over 25 year association with the Company is the basis for the Board’s belief that it would be difficult to obtain as high a level of expertise as Mr. Guilfoile relative to the fees charged by his firm.

The fees paid by Valley to MG Advisors are comprised of two separate services provided to Valley. First, an advisory fee in the amount of $900,000 was paid for advisory services in Valley’s acquisition of State Bancorp, Inc. during the first quarter of 2012. Second, fees are paid for the monthly service retainer of MG Advisor’s President, Michael Guilfoile, who is available to all senior management and the board of directors on consulting or advisory matters to the Bank for strategic advisory matters, merger and acquisition prospective items, and other financial transactions related to the Bank’s activities. Mary Guilfoile, the spouse of Mr. Guilfoile, does not provide any advice to Valley through MG Advisors. Michael Guilfoile has been an advisor to Valley since 1984 and MG Advisors commenced its relationship with Valley in 1993, its year of origin. Ms Guilfoile joined the Valley Board in 2003 after serving in various full time positions in the financial services industry, most recently as Treasurer of JP Morgan Chase. There is no similarity between the advisory services of MG Advisors provided to Valley and the services provided by Ms. Guilfoile to Valley as director. Mr. Guilfoile does not discuss or separately share his advice concerning Valley with his spouse in any context except Valley Board meetings.

—

In 2001, Valley National Bank purchased $150 million of bank-owned life insurance (BOLI) from a nationally known life insurance company after a lengthy competitive selection process and substantial negotiations over policy costs and terms. The amount of the premiums and the terms of the policies are substantially the same as those prevailing for comparable policies with insurance companies and brokers not related to Valley. During 2007, the Bank purchased $75 million of additional BOLI from the same life insurance company. This purchase was also completed after a competitive selection process with other vendors. The son-in-law of Mr. Lipkin, is a licensed insurance broker who introduced us to the program offered by this nationally recognized life insurance company. Mr. Lipkin’s son-in-law was introduced to an insurance broker for the life insurance company sometime in 2000 or 2001 by a mutual friend. The son-in-law introduced the broker to Valley National Bank and provided assistance during the BOLI proposal and selection process. Additionally, as is customary among brokers who introduce a client to another broker, Mr. Lipkin’s son-in-law would receive future commissions (with a percentage dollar amount and time period for payment which are each typical for such referral services) for the life of the policy if the life insurance company was chosen.

Mr. Lipkin was not involved with the selection and the decision-making process for the BOLI purchased by Valley. The commission payments were approved by the Audit and Risk Committee of the Board each applicable calendar year.

In 2011, Mr. Lipkin’s son-in-law received $54,383 in insurance commissions relating to the Bank’s BOLI purchases, pursuant to an arrangement he entered into with the insurance broker associated with the insurance company. The aggregate amount of commissions paid to date (from 2001 to 2011) to the son-in-law totaled $608,220 and the anticipated aggregate amount of commissions he will receive over the next 15 years is approximately $395,000 (the compensation was structured as a declining revenue stream; for example, he would earn $11,000 in year 2025).

—

$392,000 in lease payments to Anjo Realty, LLC in 2011. Mr. Soldoveri owns 25% of the limited liability company interests of Anjo Realty LLC and his father owns 26%. Anjo Realty LLC is the landlord for Valley’s branch and offices in Totowa, New Jersey. This amount represented 24% of the gross income of Anjo Realty, LLC in 2011. Valley’s Board has determined that the terms of the lease were no less favorable to the Bank that could have been obtained from an unaffiliated third party.

In addition, in connection with the merger of State Bancorp into Valley, effective January 1, 2012, Valley assumed the lease for a branch in Westbury, New York. The lease provides for fixed rental payments of approximately $190,000 per year with no additional rent, such as real estate taxes, insurance and parking lot maintenance. The lease may be terminated at any time by the landlord upon not less than 130 days written notice and the Bank would pay a termination fee if the lease is terminated between October 31, 2010 and November 1, 2014, on a declining scale from $50,000 to $0. The landlord, Westbury Plaza Associates, L.P., is a limited partnership which is beneficially owned and controlled by Mr. Wilks’ spouse through the estate of Mr. Wilks’ father-in-law and a trust for the benefit of Mr. Wilks’ spouse. In 2011, State Bank paid approximately $190,000 to the landlord. This amount represented approximately 10% of the gross revenue of Westbury Plaza Associates, L.P. in 2011.

Valley’s Board has determined that the terms of the lease were no less favorable to the Bank that could have been obtained from an unaffiliated third party. This transaction was approved by the Audit and Risk Committee of the Board, as required under our Code of Conduct.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and any beneficial owners of more than 10% of our common stock to file reports relating to their ownership and changes in ownership of our common stock with the SEC and NYSE by certain deadlines. Based on information provided by our directors and executive officers (we have no 10% beneficial owners) and a review of the reports we have received, with the exception of Mrs. Bronander, a director and Mr. Eskow, an executive officer, and Steve Davey, each of whom failed to file a Form 4 on a timely basis, we believe our directors and executive officers complied with their Section 16(a) reporting requirements in 2011.

SHAREHOLDER PROPOSALS

New Jersey corporate law requires that the notice of shareholders’ meeting (for either a regular or special meeting) specify the purpose or purposes of the meeting. Thus any substantive proposal, including shareholder proposals, must be referred to in our Notice of Annual Meeting of Shareholders in order for the proposal to be properly considered at a meeting of Valley.

Proposals of shareholders which are eligible under the rules of the SEC to be included in our year 2013 proxy material must be received by the Corporate Secretary of Valley National Bancorp no later than November 9, 2012. No other matters may be brought up at the annual meeting unless they appear in the Notice of Meeting.

If we change our 2013 annual meeting date to a date more than 30 days from the date of its 2012 annual meeting, then the deadline referred to in the preceding paragraph will be changed to a reasonable time before we begin to print and mail our proxy materials. If we change the date of our 2012 annual meeting in a manner that alters the deadline, we will so state under Part II—Item 5 of the first quarterly report on Form 10-Q it files with the SEC after the date change, or will notify our shareholders by another reasonable method.

Pursuant to our By-laws, in order for a shareholder to nominate a person for election to the Board of Directors at the 2013 annual meeting, the shareholder must be entitled to vote at that meeting and must give timely written notice of that business to our Corporate Secretary. To be timely, such notice must be received by our Corporate Secretary at our Wayne, New Jersey office no earlier than December 19, 2012 and no later than January 18, 2013. In the event that our 2013 annual meeting is held more than 20 days before or more than 60 days after the anniversary of this year’s meeting date, the notice must be received no earlier than 120 days before the date of the 2013 annual meeting and no later than the close of business on the later of (i) the 90th day before such annual meeting or (ii) the 10th day following the date on which public announcement of such annual meeting is first made by the Company. The notice must contain the information required by our By-laws.

OTHER MATTERS

The Board of Directors is not aware of any other matters that may come before the annual meeting. However, in the event such other matters come before the meeting, it is the intention of the persons named in the proxy to vote on any such matters in accordance with the recommendation of the Board of Directors.

Shareholders are urged to sign the enclosed proxy and return it in the enclosed envelope or vote by telephone or internet. The proxy is solicited on behalf of the Board of Directors.

By Order of the Board of Directors,

Alan D. Eskow
Corporate Secretary

Wayne, New Jersey

March 9, 2012

A copy of our Annual Report on Form 10-K (without exhibits) for the year ended December 31, 2011 filed with the Securities and Exchange Commission will be furnished to any shareholder upon written request addressed to Dianne M. Grenz, First Senior Vice President, Valley National Bancorp, 1455 Valley Road, Wayne, New Jersey 07470. Our Annual Report on Form 10-K (without exhibits) is also available on our website at the following link: http://www.valleynationalbank.com/filings.html

APPENDIX A

VALLEY NATIONAL BANCORP

KBW50 Regional Banking Index (KRX)

Peer Group 2010 Size Comparisons

($ in millions)

Company (1)	Ticker	Revenue	Net Income (2)	Total Assets	MarketCap (3)
Associated Banc-Corp	ASBC	$1,152	$(1)	$21,786	$2,633
BancorpSouth Inc	BXS	847	23	13,615	1,332
Bank of Hawaii Corp	BOH	721	184	13,127	2,279
BOK Financial Corp	BOKF	1,372	247	23,942	3,636
Boston Private Finc’l Hldgs	BPFH	362	(15)	6,153	502
Brookline Bancorp Inc	BRKL	135	27	2,721	641
Cathay General Bancorp	CATY	522	12	10,802	1,311
City Holding Co	CHCO	171	39	2,637	561
City National Corp	CYN	1,177	131	21,353	3,198
Columbia Banking System Inc	COLB	229	31	4,256	828
Community Bank System Inc	CBU	337	63	5,445	921
CVB Financial Corp	CVBF	374	63	6,437	918
East West Bancorp Inc	EWBC	1,112	165	20,701	2,893
First Commonwealth Finc’l Corp	FCF	318	23	5,813	742
First Finc’l Bancorp Inc	FFBC	489	59	6,250	1,073
First Finc’l Bankshares Inc	FFIN	199	58	3,776	1,069
First Horizon National Corp	FHN	1,819	57	24,699	3,073
First Midwest Bancorp Inc	FMBI	433	(10)	8,147	853
First Republic Bank	FRC	1,152	271	22,378	3,752
Firstmerit Corp	FMER	754	103	14,137	2,153
F.N.B. Corp	FNB	490	75	8,960	1,126
Fulton Financial Corp	FULT	930	128	16,275	2,057
Glacier Bancorp Inc	GBCI	376	42	6,759	1,087
Hancock Holding Co	HBHC	490	52	8,138	1,374
Hudson City Bancorp Inc	HCBK	2,947	537	61,166	6,709
IBERIABANK Corp	IBKC	526	49	10,027	1,589
MB Financial Inc	MBFI	553	21	10,320	934
National Penn Bancshares Inc	NPBC	481	21	8,845	1,097
Old National Bancorp	ONB	467	38	7,264	1,037
PacWest Bancorp	PACW	339	(62)	5,529	785
Park National Corp	PRK	423	74	7,298	1,114
Pinnacle Finc’l Partners Inc	PNFP	240	(24)	4,909	457
PrivateBancorp Inc	PVTB	601	2	12,466	1,027
Prosperity Bancshares Inc	PB	438	128	9,477	1,833
Provident Finc’l Svcs Inc	PFS	318	50	6,825	913
S&T Bancorp Inc	STBA	228	43	4,114	629
Signature Bank	SBNY	509	102	11,673	2,053
Susquehanna Bancshares Inc	SUSQ	765	32	13,954	1,256
SVb Financial Group	SIVB	709	95	17,528	2,228
Synovus Financial Corp	SNV	1,626	(834)	30,093	2,073
TCF Financial Corp	TCB	1,508	147	18,465	2,113
Texas Capital Bancshares Inc	TCBI	312	37	6,446	785
Trustmark Corp	TRMK	574	101	9,554	1,587
UMB Financial Corp	UMBF	707	91	12,405	1,675
Umpqua Holdings Corp	UMPQ	558	28	11,669	1,395
United Bankshares Inc	UBSI	386	72	7,156	1,294
Webster Financial Corp	WBS	913	74	18,038	1,718
Westamerica Bancorporation	WABC	282	95	4,932	1,615
Wintrust Financial Corp	WTFC	741	63	13,980	1,135
49 Companies
75th Percentile		$765	$95	$14,137	$2,057
Median		509	57	9,554	1,294
25th Percentile		362	27	6,437	921
Valley National Bancorp	VLY	768	131	14,144	2,306
—Percentile Rank		75%	87%	75%	86%

Data Source: Standard & Poor’s Research Insight

(1)	All companies have a December 31 fiscal year end
(2)	Before extraordinary items and discontinued operations
(3)	Market capitalization is as of 12/31/2010

ADMISSION TICKET You may attend the meeting only if you own shares of common stock at the close of business on February 21, 2012. Attendance at the meeting is limited to shareholders or their proxy holders and Valley guests. Please bring this admission ticket with you to the meeting and allow ample time for the admission process. VALLEY NATIONAL BANCORP PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS WEDNESDAY, APRIL 18, 2012 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints ANDREW B. ABRAMSON , WALTER H. JONES, III and GERALD KORDE and each of them, as Proxy, each with full power of substitution, to vote all of the stock of VALLEY NATIONAL BANCORP standing in the undersigned’s name at the Annual Meeting of Shareholders of VALLEY NATIONAL BANCORP, to be held at the Teaneck Marriott at Glen Pointe, 100 Frank W Burr Boulevard, Teaneck, New Jersey, on Wednesday, April 18, 2012 at 10:00 a.m., local time, and at any adjournment thereof. The undersigned hereby revokes any and all proxies heretofore given with respect to such meeting. This proxy will be voted as specified on the reverse side. If no choice is specified, the proxy will be voted FOR the election of all nominees for director listed on this proxy and FOR proposals 2 and 3. Shares, if any, held for your account by the trustee for the dividend reinvestment plan will be voted in the same manner as you vote the shares in your name individually. (Continued and to be signed on the reverse side.) 14475

ANNUALMEETING OF SHAREHOLDERS OF VALLEY NATIONAL BANCORP April 18, 2012 PROXYVOTING INSTRUCTIONS INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card. TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card. Vote online/phone until 11:59 PM EST the day before the meeting. MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible. IN PERSON - You may vote your shares in person by attending the annual meeting. COMPANY NUMBER ACCOUNT NUMBER IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON WEDNESDAY, APRIL 18, 2012. The proxy statement and the annual report are available at the following weblink: http://www.valleynationalbank.com/filings.html Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. 21733000000000001000 9 41812 PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE 1. ELECTION OF 17 DIRECTORS: FOR ALL NOMINEES WITHHOLD FOR ALL NOMINEES AUTHORITY (See FOR ALL instructions EXCEPT below) NOMINEES: Andrew B. Abramson Peter J. Baum Pamela R. Br nander Peter Crocitto Eric P. Edelstein Alan D. Eskow Mary J. Steele Guilfoile Graham . Jones Walter H. Jones, III Gerald Korde Michael L. LaRusso Marc J. Lenner Gerald H. Lipkin Barnett Rukin Suresh L. Sani Robert C. Soldoveri Jeffrey S. Wilks INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: 2. AN ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION 3. TO RATIFY THE APPOINTMENT OF KPMG LLP AS VALLEY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2012 PLEASE SIGN, DATE AND RETURN PROMPTLY FOR AGAINST ABSTAIN MARK“X” HERE IF YOU PLAN TO ATTEND THE MEETING. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. Signature of Shareholder Date: Signature of Shareholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give fulltitle as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.